My first objective as Lead Independent Director was to reach out to and meet with Omnicom’s largest shareholders to discuss a variety of matters, including board leadership and composition, director tenure and board refreshment.

A Letter from the Lead Independent Director

To Our Fellow Shareholders:

It was a great honor to be elected by my fellow independent directors as Omnicom’s new Lead Independent Director in December 2015. After many years of dedicated service, John Purcell made the decision to step down from this role. The Board is extremely grateful to Mr. Purcell for his contributions and values his continued service on our Board.

Our Board has been focused on several key initiatives over the past few months, and I would like to take this opportunity to provide an update on our progress to date.

Board Leadership and Responsiveness to Shareholders

At last year’s Annual Meeting, 54% of shareholders supported a proposal requiring future Chairmen of the Board to be independent directors. Perceiving this outcome as a signal, we wished to discuss this matter further with shareholders. What we heard from many of them was that their vote in favor of the shareholder proposal was not specifically about having an independent Chairman. Rather, it was a way to signal dissatisfaction on other governance matters, namely the lengthy average tenure of our directors, a lack of meaningful board refreshment and the implications these factors could have on independent oversight.

Based on the feedback we received from shareholders, the Board has taken very significant steps to be responsive to their concerns, including adoption of a board retirement policy that will result in six of our Board members stepping down over the next two years. We believe that the changes we made sufficiently address shareholder concerns and that the implementation of the independent board Chairman shareholder proposal is not warranted.

The steps taken by the Board include:

Increased Shareholder Outreach and Engagement — My first objective as Lead Independent Director was to reach out to and meet with Omnicom’s largest shareholders to discuss a variety of matters, including board leadership and composition, director tenure, board refreshment, succession planning, executive compensation, proxy access and diversity and inclusion. Since December, I have had the pleasure to meet in person with shareholders representing 27% of our outstanding shares and to speak with an additional 5%. Combined with further outreach conducted by management, over 68% of our shareholders were involved in this engagement effort. The constructive feedback we received from shareholders was shared with and discussed by the full Board.

A new independent director, Deborah Kissire, joined the Board and our Audit Committee.

Enhanced Lead Independent Director role — The Board formalized the process whereby the Lead Independent Director is elected annually by the independent members of the Board and expanded the Lead Independent Director’s duties to the degree that the Lead Independent Director’s responsibilities are those typically associated with the role of Chairman.

Adopted a mandatory retirement age policy — Directors reaching the age of 75 will not stand for reelection, effective December 31, 2017, which will result in five of our current independent directors and our Chairman Bruce Crawford leaving the Board by our Annual Meeting of Shareholders in 2018.

Demonstrated commitment to Board refreshment — A new independent director, Deborah Kissire, joined the Board and our Audit Committee. As former Vice Chair and Regional Managing Partner, member of the Americas Executive Board and member of the Global Practice Group of Ernst & Young, Ms. Kissire’s business acumen will be a valuable addition to Omnicom’s Board. Two of our long-serving Board members, Messrs. Cook and Roubos, have announced that they will be stepping down from the Board at the end of their current terms. The Board is grateful to Messrs. Cook and Roubos for their leadership and thanks them for their many years of dedicated service. The Board is actively overseeing the recruitment of additional directors and has engaged an outside search firm to assist in identifying qualified candidates. While it is focused on ensuring a smooth transition, the Board will continue to search for additional director candidates who will bring a diversity of skills and mix of experiences to the Board.

Adoption of proxy access — After much discussion with our shareholders, the Board adopted proxy access with terms of 3%, 3-years, 20% of the Board (with a two-director minimum).

Pay for Performance

Some shareholders also expressed confusion with respect to past disclosure regarding the mix of short- and long-term components of our incentive compensation program. As a result, we have enhanced the disclosure in our Compensation Discussion & Analysis to more clearly explain our compensation program including the various components of pay, selection of metrics, balance between long-term and short-term awards and strong pay-for-performance alignment.

The Board is keenly focused on its oversight responsibility and will continue to communicate its efforts to shareholders. We also believe that regular, transparent communication with our shareholders is critical to our long-term success. On behalf of the Board, I thank you for your support and look forward to building a constructive dialogue in the years to come.

Leonard S. Coleman, Jr.
Lead Independent Director

OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	Tuesday, May 24, 2016
Time:	10:00 a.m. Eastern Daylight Time
Place:	Zimmerman Advertising 6600 North Andrews Avenue Ft. Lauderdale, FL 33309
Subject:	1.	Elect the directors named in the Proxy Statement accompanying this notice to the Company’s Board of Directors to serve until the Company’s 2017 Annual Meeting of Shareholders or until the election and qualification of their respective successors.
	2.	Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2016.
	3.	Vote on an advisory resolution on the Company’s executive compensation.
	4.	Vote on the shareholder proposals described in the accompanying Proxy Statement, if properly presented at the 2016 Annual Meeting of Shareholders.
The Board unanimously recommends that you vote:
		•	FOR each of the director nominees;
		•	FOR the ratification of the appointment of KPMG LLP as our independent auditors;
		•	FOR the advisory resolution on the Company’s executive compensation; and
		•	AGAINST the shareholder proposals described in the accompanying Proxy Statement.
Record Date:	April 4, 2016

     Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

     In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 14, 2016, and provided access to our proxy materials on the Internet, beginning on April 14, 2016, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

     Please sign and return your proxy card, vote by telephone or Internet (instructions are on your proxy card), or vote your shares in person, so that your shares will be represented whether or not you plan to attend the 2016 Annual Meeting of Shareholders.

MICHAEL J. O’BRIEN
Secretary

New York, New York
April 14, 2016

OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

PROXY STATEMENT

     The Board of Directors of Omnicom Group Inc., a New York corporation (“Omnicom,” the “Company,” “we,” “us” or “our”), is using this Proxy Statement to solicit proxies for our 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”) on Tuesday, May 24, 2016 at 10:00 a.m. Eastern Daylight Time, at Zimmerman Advertising, 6600 North Andrews Avenue, Ft. Lauderdale, FL 33309 and at any adjournments or postponements of the 2016 Annual Meeting. In accordance with the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials on the Internet. This Proxy Statement and our 2015 Annual Report to Shareholders are available, beginning April 14, 2016, on our website at http://investor.omnicomgroup.com. You may also access our Proxy Statement and our 2015 Annual Report to Shareholders at https://materials.proxyvote.com/681919.

     Holders of our common stock, par value $0.15 per share, as of the close of business on April 4, 2016, will be entitled to vote their shares at the 2016 Annual Meeting. On that date, there were 238,861,908 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the 2016 Annual Meeting.

You can vote your shares:

•	by returning the proxy card;
•	through the Internet at the website shown on the proxy card or Notice of Internet Availability of Proxy Materials;
•	by telephone using the toll-free number shown on the proxy card or Notice of Internet Availability of Proxy Materials; or
•	in person at the 2016 Annual Meeting.

     Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 23, 2016. For shares held in our employee retirement savings plan and/or our employee stock purchase plan (“ESPP”), however, votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Thursday, May 19, 2016. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the 2016 Annual Meeting and vote in person, your vote will supersede any earlier voting instructions.

     You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the 2016 Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the 2016 Annual Meeting.

     If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the 2016 Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock on April 4, 2016, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the 2016 Annual Meeting.

     Additional information about the meeting is included below in this Proxy Statement in the section entitled “Information About Voting and the Meeting.”

CORPORATE GOVERNANCE

Board Composition

     Our Board of Directors currently consists of 14 directors: 12 independent directors, Bruce Crawford, our Chairman of the Board, and John D. Wren, our President and Chief Executive Officer. Each director stands for election annually and is elected by a majority of votes cast (in an uncontested election). Our Board values the views of our investors regarding Board composition and, in response to investor input, has increased its focus on Board refreshment in the past year. As part of this ongoing Board refreshment process:

•	Leonard S. Coleman, Jr. was elected as new Lead Independent Director in December 2015.
•	Two current Board members, Messrs. Cook and Roubos, will step down as directors immediately prior to the 2016 Annual Meeting in line with our recently adopted mandatory retirement age policy.
•	We added a new independent director, Deborah J. Kissire, to the Board on March 1, 2016.

     As a result of these changes to our Board’s composition, we expect that following the 2016 Annual Meeting, our Board will consist of 12 directors, 10 of whom will be independent. We anticipate continued refreshment of our Board over the next two or three coming years and remain focused on ensuring a smooth Board transition. Director biographies and information about the Committees on which our directors serve is included below in the section entitled “Items To Be Voted On: Item 1 — Election of Directors.”

Shareholder Engagement

     We are strongly committed to shareholder outreach, supported and overseen by the Board, and believe regular, transparent communication with our shareholders is important to our long-term success. During the last year, we have reached out to shareholders representing more than 68% of our outstanding shares and engaged with over 50% in an effort to develop a successful shareholder outreach program, establishing and deepening the relationships with the governance teams at many of our largest investors. Mr. Coleman, our newly appointed Lead Independent Director, participated in many of these investor meetings. Mr. Coleman met in person with shareholders representing 27% of our outstanding shares, and including conference calls, the meetings he attended collectively represented 32% of our outstanding shares. To ensure that we fully address our shareholders’ concerns, shareholder feedback is shared with the Governance and Compensation Committees, as appropriate, as well as with the full Board.

     At the Company’s 2015 Annual Meeting of Shareholders, an independent Chairman shareholder proposal passed with 54% support. The proposal provides that the Board adopt a policy, to be phased in at the next CEO transition, requiring that its Chairman be independent. Our Board carefully considered this vote result and has actively been engaging with shareholders to understand their concerns and to take responsive action.

     Our shareholders expressed differing views throughout our discussions. It is important to us that our shareholders understand the rationale for the Company’s current CEO, executive Chairman and Lead Independent Director structure, and in our discussions many shareholders expressed their support. A number of investors indicated that their support for the shareholder proposal was reflective of other factors, as described below.

     In response to conversations we have had with our shareholders, we have made the following significant corporate governance enhancements over the past year:

What we heard from investors		Board response to this feedback
• Many investors are comfortable with our current	•	Our independent directors elected a new Lead
Board leadership structure; however, they expressed		Independent Director in December 2015
desire for more clear and robust responsibilities for	•	Enhanced and more clearly defined the duties of
our Lead Independent Director position		our Lead Independent Director
• Some investors indicated they would like to see a	•	Commitment to Board refreshment
greater focus on Board refreshment	•	Adopted a mandatory retirement age
	•	Two directors will step down from the Board
effective at the 2016 annual meeting
	•	Appointed one new independent director in March
2016
	•	Thoughtful approach to transition as a result of the
mandatory retirement age
	•	The Board will continue its search for qualified
director candidates, including through the
engagement of a third-party search firm given
anticipated change in Board composition
• We strive to maintain high corporate governance	•	Adopted proxy access in March 2016
standards and have watched proxy access emerge
as an important governance topic

     Based on the feedback we received from shareholders, the Board has taken very significant steps to be responsive to their concerns, including adoption of a board retirement policy described in the section entitled “Director Retirement Policy” on page 8 that will result in six of our Board members stepping down over the next two years. We believe that the changes we made sufficiently address shareholder concerns and that the implementation of the independent board Chairman shareholder proposal is not warranted.

     We value our investors’ views regarding our Company, as well as their opinions on corporate governance best practices. Our Board and management found this engagement constructive and informative and will continue our engagement efforts.

Board Leadership

Lead Independent Director

     Our Board is committed to improving the Company’s corporate governance practices, and we have significantly enhanced the responsibilities of our Lead Independent Director to strengthen the Board’s independent oversight of management. Further, we have formalized the annual process whereby only our independent directors elect the Company’s Lead Independent Director. This individual would typically also serve as a member of the Governance Committee and, as such, participate in director and CEO succession planning. In addition to the responsibilities of all directors, our Lead Independent Director’s other duties, which the Board continues to evaluate through engagement with shareholders, are:

•	Preside at executive sessions of the independent directors;
•	Preside at all meetings of the Board at which the Board Chairman is not present;
•	Serve as principal liaison between the independent directors and the Board Chairman and CEO;
•	Oversee the annual Board and committee evaluations;
•	Participate in developing agendas for Board meetings, with the authority to add agenda items;
•	Approve the schedule of Board meetings;

•	Advise the Board Chairman as to the quality, quantity and timeliness of information provided to the Board;
•	Engage and consult with shareholders as part of our shareholder engagement process; and
•	Perform such other duties as the Board may from time to time delegate.

     In December 2015, the independent members of our Board elected Leonard S. Coleman, Jr. to serve as the Company’s Lead Independent Director. During his tenure as a member of the Board, Mr. Coleman has consistently demonstrated thoughtful leadership and intelligent decision making. Mr. Coleman’s proven integrity and values align perfectly with the important role of Lead Independent Director. Coupled with his extensive senior management, financial, government, development and public company board experience, the independent members of the Board determined that Mr. Coleman would be the ideal candidate to serve as the Company’s Lead Independent Director. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

Separation of the Chairman and CEO Roles

     We have maintained separate Chairman of the Board and CEO roles since January 1, 1997, and we treat those positions as separate and distinct. The CEO is responsible for the overall execution of the Company’s strategy. The Chairman of the Board provides guidance and mentorship to the CEO, and presides over meetings of the full Board. Separating the roles of CEO and Chairman of the Board allows Mr. Wren to focus his efforts on running our business and managing the Company in the best interests of our shareholders.

     Our Chairman of the Board, Bruce Crawford, has tremendous experience both with Omnicom and in the advertising, marketing and corporate communications industries. He began his career in advertising in 1956 and, in 1963, he joined BBDO Worldwide. He held a variety of high-level positions at BBDO, including that of President and CEO. He was Omnicom’s President and CEO from 1989 until 1995, when he became Omnicom’s Chairman of the Board and CEO. Upon Mr. Wren’s appointment as President and Chief Executive Officer in 1997, Mr. Crawford resigned from his role as CEO, while remaining Chairman of the Board, as well as an executive officer. Our Board has determined that Mr. Crawford’s continued role as Chairman of the Board allows us to further benefit from the depth of Mr. Crawford’s prior experience and helps us preserve our distinctive culture and history.

     We believe our CEO and our Chairman of the Board have an excellent working relationship that has allowed Mr. Wren to focus on our Company’s successful performance. Our Governance Committee oversees the evaluation of the Board and makes recommendations to the Board with respect to the Board’s performance and standards and procedures for review of the Board’s performance. Our Governance Committee is tasked with evaluating and making recommendations to the Board with respect to the functions of our Board committees including their structure, responsibilities, performance and composition.

     Our Board believes that the current Board leadership structure is best for the Company and its shareholders at this time.

Director Independence

     Our outside directors are Alan R. Batkin, Mary C. Choksi, Robert Charles Clark, Leonard S. Coleman, Jr., Errol M. Cook, Susan S. Denison, Michael A. Henning, Deborah J. Kissire, John R. Murphy, John R. Purcell, Linda Johnson Rice and Gary L. Roubos. Our Board has determined that all of our outside directors are “independent” within the meaning of the rules of the New York Stock Exchange (“NYSE”), as well as under our Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at http://www.omnicomgroup.com. In determining that each of our outside directors is independent, the Board took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to Omnicom or the entity and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director.

     As a matter of policy, the independent, non-management directors regularly meet in executive session, without management present. The independent directors met six times in 2015. Mr. Coleman, our Lead Independent Director, presides over executive sessions of the Board.

Board Operations and Committee Structure

     Our Board met seven times during 2015. The Board generally conducts specific oversight tasks through Committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established six standing Committees, functioning in these areas, as explained more fully below:

•	audit and financial reporting
•	management/compensation
•	corporate governance
•	finance and acquisitions/divestitures
•	attendance to matters requiring consideration between Board meetings
•	qualified legal compliance

     Each of the Committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board Committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and Committee charters which have been approved by the Board are posted on our website at http://www.omnicomgroup.com.

     Audit Committee: The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting and oversight responsibilities, including oversight of risk as described in “Risk Oversight” below. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Related Matters: Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

     The members of our Audit Committee are Messrs. Murphy (Committee Chair), Henning (Committee Vice Chair), Clark and Cook and Mses. Choksi and Kissire. The Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of our Audit Committee is an “audit committee financial expert,” is “financially literate” and has “accounting or related financial management expertise,” as such qualifications are defined by SEC regulations and the rules of the NYSE, respectively.

     The Audit Committee met seven times last year.

     Compensation Committee: The Compensation Committee’s purpose is (a) to assist the Board in carrying out its oversight responsibilities relating to compensation matters, including oversight of risk as described in “Risk Oversight” below, (b) to prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) to administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Executive Compensation: Compensation Committee Report.”

     The members of our Compensation Committee are Mr. Roubos (Committee Chair), Ms. Denison (Committee Vice Chair), Messrs. Batkin, Coleman and Henning and Mrs. Johnson Rice. The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE, a “non-employee director” within the meaning of the regulations of the SEC and an “outside director” within the meaning of regulations of the U.S. Treasury.

     The Compensation Committee met eight times last year.

     Governance Committee: The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities, including oversight of risk as described in “Risk Oversight” below, relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Governance Committee considers and makes recommendations to the full Board with respect to the following matters:

•	director nominees and underlying criteria for election to the Board and its Committees;
•	the functions of the Board Committees;
•	standards and procedures for review of the Board’s performance;
•	our corporate governance policies generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, compensation, orientation and education, and performance evaluation;
•	management succession;
•	the Code of Conduct applicable to our directors, officers and employees; and
•	the Governance Committee’s performance of its own responsibilities.

     The members of our Governance Committee are Messrs. Purcell (Committee Chair), Clark (Committee Vice Chair), Coleman and Cook, and Mses. Denison and Johnson Rice. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

     The Governance Committee met six times last year.

Director Nomination Process

     Nominations for directors at our 2017 Annual Meeting of Shareholders may be made only by the Board or a Board Committee, or by a shareholder entitled to do so pursuant to our By-laws not later than the deadlines set forth below in the section entitled “Shareholder Proposals and Director Nominations for the 2017 Annual Meeting.”

     Our By-laws provide that shareholders may present director nominations directly at the annual meeting (and not for inclusion in our proxy statement) by satisfying certain advance notice requirements, and providing information as to such nominee and submitting shareholder as specified in our By-laws. Our By-laws also permit a shareholder or group of up to 20 shareholders owning 3% or more of the Company’s common stock continuously for at least three years to nominate and include in the Company’s proxy statement director candidates constituting up to 20% of the Board, but no less than two, to be considered for election by the holders of the Company’s common stock, provided that the shareholder (or group) and each nominee satisfy the requirements and provide information as to such nominee and submitting shareholder as specified in our By-laws.

     You can obtain a copy of the full text of the By-law provisions noted above by writing to our Corporate Secretary at our address listed on the cover of this Proxy Statement, or on our website at http://www.omnicomgroup.com. Our By-laws have also been filed with the SEC.

     The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our By-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders this year. Any future director candidate recommendations made by shareholders that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

     Our Board seeks to ensure that it is composed of individuals not only with substantial experience and judgment but also from diverse backgrounds and experiences. In determining the nominees for the Board, our Governance Committee considers the criteria outlined in our Corporate Governance Guidelines including a nominee’s background and experience in relation to other members of the Board, his or her readiness to commit the time required to discharge Board duties and independence issues. In addition, our Governance Committee considers the composition of the Board as a whole and diversity in its broadest sense, including persons diverse in gender, ethnicity and geography as well as representing diverse viewpoints, ages, and professional and life experiences. In considering diversity, director nominees are neither chosen nor excluded solely or largely based on any one factor. The Governance Committee considers a broad spectrum of skills and experience to ensure a strong and effective Board.

     Every year, the Board and its Committees each conduct a self-evaluation to help promote Board and committee effectiveness. The Governance Committee leads the evaluation process, which is overseen by our Lead Independent Director. The process allows directors to evaluate the Board as a whole and the standing committees of the Board on which each director serves through questionnaires covering topics such as:

•	the effectiveness of the Board’s leadership structure and the composition and responsibilities of its committees;
•	the adequacy of the number and length of Board and committee meetings and the appropriateness of topics discussed; and
•	the dynamic between the Board and management, and the quality of management’s presentations and information provided to the Board and its committees;

     Our Governance Committee recommends to the full Board a plan for any changes to the functions of our Board or its Committees including on structure, responsibilities, performance and composition.

     The Governance Committee reviews the composition of the Board and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and performs research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

     Finance Committee: The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings and the oversight of risk as described in “Risk Oversight” below.

     The members of our Finance Committee are Messrs. Crawford (Committee Chair), Batkin, Murphy, Purcell and Roubos, and Ms. Choksi.

     The Finance Committee met nine times last year.

     Executive Committee: The Executive Committee’s purpose is to act on behalf of the Board in the management of the Board’s business and affairs between Board meetings, except as specifically prohibited by applicable law or regulation, or by our charter or By-laws.

     The members of our Executive Committee are Messrs. Coleman (Committee Chair), Crawford, Murphy, Purcell and Roubos.

     The Executive Committee met four times last year.

     Qualified Legal Compliance Committee: Our Qualified Legal Compliance Committee (“QLCC”) is comprised of the current members of our Audit Committee. As contemplated by SEC rules on corporate governance, the purpose of the QLCC is to receive, investigate and recommend responses to reports made by attorneys employed or retained by Omnicom or one of its subsidiaries of evidence of any material violation of U.S. federal or state securities law, material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law. The QLCC only meets when necessary and did not meet in 2015.

Director Attendance

     Attendance at Board and committee meetings during 2015 averaged close to 100% for the directors as a group. Except for a director who missed one committee meeting and had a 96% attendance record, each of our other directors attended 100% of the meetings of the Board and the Committees of the Board on which he or she served during 2015. We encourage our directors to attend our annual meetings of shareholders, and all of our directors attended the 2015 Annual Meeting of Shareholders.

Director Retirement Policy

     In December 2015, the Board adopted a mandatory retirement age policy for directors. The policy provides that, effective December 31, 2017, no director shall be nominated for election or re-election to the Board if the director has reached 75 years of age on or before December 31st of the year preceding election or re-election. The Board, upon the recommendation of the Governance Committee, may waive this limitation for any director if the Board determines that it is in the best interests of the Company and its shareholders to extend the director’s service. In the event of a waiver, the Board will provide shareholders with rationale for its decision.

Compensation Committee Interlocks and Insider Participation

     None of our Compensation Committee members is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members has ever had any relationship requiring disclosure by Omnicom under Item 404 of the SEC’s Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or its Compensation Committee.

Qualifications of the Members of the Board of Directors

     In accordance with the process for the selection and nomination of directors described above, the Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. As part of its evaluation, the Governance Committee considers the slate of directors as a whole as well as the specific skills, backgrounds, experiences and qualifications of each nominee. The Board believes that a combination of skill-sets and experiences in a variety of industries provides the Board with the necessary range and depth of knowledge to most effectively oversee a company as large and complex as Omnicom. In addition to each nominee’s business experience and service on the boards of other companies, the Board takes into consideration other factors such as the educational background of each director nominee.

      An explanation of the qualifications considered by the Board with respect to directors is as follows:

•	John D. Wren: Through the positions Mr. Wren has held at Omnicom and its networks, including that of President and Chief Executive Officer of Omnicom since January 1997, Mr. Wren possesses an in-depth understanding of the Company’s complex global businesses and strategy. As the former Chief Executive Officer of Omnicom’s DAS Group of Companies division, Mr. Wren has tremendous advertising, marketing and corporate communications experience. Under his leadership, the DAS Group of Companies grew to become Omnicom’s largest operating group. Together with his strategic vision, Mr. Wren’s vast knowledge of Omnicom, its businesses, its clients and its people enables him to provide important insights to the Board. In fact, Mr. Wren’s extensive and long-term relationships with key clients, coupled with relationships with key management around the world that he has developed over many years, serve as a critical component of the Board’s overall skill-set. Mr. Wren is also a member of the International Business Council of the World Economic Forum, and as such, he has direct exposure to the dynamic issues facing a myriad of international companies. This exposure is a valuable asset to the Company and enhances the Board’s ability to judiciously oversee management of Omnicom’s own complex global businesses.
•	Bruce Crawford: Mr. Crawford brings to the Board an unmatched tenure and degree of experience in the advertising, marketing and corporate communications industries. His involvement in the industry began in 1956, and since then he has held a diverse array of positions, such as Omnicom’s Chairman of the Board, President, and Chief Executive Officer. In addition, Mr. Crawford has held a variety of high-level positions at BBDO and for several years was the President and Chief Executive Officer of BBDO. These positions have earned Mr. Crawford an extremely keen understanding and a vast scope of knowledge of Omnicom’s business operations and strategy. Mr. Crawford’s experiences and qualifications also include his active involvement on a number of non-profit boards.
•	Alan R. Batkin: The selection of Mr. Batkin as a director nominee was partly grounded in the fact that his 16 years of experience as the Vice Chairman of a geopolitical consulting firm advising multinational companies brings to the Board a genuine comprehension and knowledge of the strategy and management of a dynamic and global business. Mr. Batkin understands the complex relationships crucial to successfully running international businesses, as well as the sophisticated strategies involved in expanding international business operations. Growing Omnicom’s non-U.S. operations is critical to our long-term business strategy and Mr. Batkin’s expertise in this regard is a critical component of the Board’s mix of skill sets. Having worked for more than 22 years in senior investment banking and accounting positions, Mr. Batkin also has high-level financial experience and can provide the Board with valuable input relating to matters of corporate finance and asset management. This experience is additive not only to his role as a director, but also to his service as a member of our Finance Committee. In addition, Mr. Batkin has extensive experience serving on the boards and audit committees of several public companies in a variety of industries.
•	Mary C. Choksi: With her extensive investment management experience, Ms. Choksi brings to the Board a sophisticated comprehension of the financial matters inherent to running a global business enterprise. It is central to Omnicom’s growth and successful financial performance that the Board of Directors’ knowledge base includes Ms. Choksi’s understanding of the utilization of assets to generate growth. Ms. Choksi is a founding partner and Senior Advisor of the investment management enterprise Strategic Investment Group and a founder and, until May 2011, a Managing Director of Emerging Markets Management, which manages portfolios of emerging markets securities, primarily for institutional investors. As such, Ms. Choksi has the highest level of experience managing assets, evaluating investment risk, developing investment strategies and determining the optimal use of corporate assets. In addition, Ms. Choksi’s career includes 10 years of experience at the World Bank, primarily working in the Bank’s development arm focusing on projects in South and Southeast Asia. Through this role, Ms. Choksi acquired a keen appreciation of the many challenges facing a multinational company as it navigates foreign markets and hones its global investment strategies. Collectively, this experience and learning is an extremely valuable component of the overall mix of skills necessary for the Board to effectively oversee the development of Omnicom’s diversified global businesses. In addition, Ms. Choksi’s breadth of experience significantly benefits Omnicom’s Audit and Finance Committees on which she serves. Ms. Choksi also has considerable experience as a member of the board and audit committees of other public companies.
•	Robert Charles Clark: Among other things, Mr. Clark provides the Board with corporate governance expertise and substantial knowledge of corporate law, including experience gained as a Harvard University Distinguished Service Professor, Harvard Law School, and a tenured professor of law at Yale Law School. In these positions Mr. Clark has become one of the foremost authorities on corporate governance matters and has developed an acute appreciation for the intricacies of corporate law and a tremendous knowledge of corporate governance best practices. Mr. Clark’s corporate governance and compliance expertise is particularly beneficial to his service as a member of Omnicom’s Governance and Audit Committees. In addition, Mr. Clark has valuable accounting experience through the position he has held as dean of a leading law school responsible for all aspects of its management, including financial. Mr. Clark also has extensive public and private company board experience and serves as a member of the Audit Committee and Chair of the Nominating & Governance Committee of Time Warner. He also serves as Chair of the Nominating and Governance Committee and a member of the Human Resources, Corporate Governance and Social Responsibility, and Executive Committees of Teachers Insurance and Annuity Association (TIAA). Through his service on the boards of both corporate institutions such as Time Warner and financial institutions such as TIAA, as well as the boards of other large public companies, Mr. Clark possesses an in-depth knowledge of the financial management and business operations and strategies of a global enterprise.
•	Leonard S. Coleman, Jr.: Omnicom and its Board of Directors benefit from the diverse business experience that Mr. Coleman has acquired over his career, including during more than a decade of senior management experience in Major League Baseball, including as President of the National League. Mr. Coleman gained significant financial experience through his years of working as a municipal finance banker at Kidder Peabody. Further, he has extensive government experience having served as Commissioner of the New Jersey Department of Community Affairs where his responsibilities included overseeing all local and county budgets. As Commissioner of New Jersey’s Department of Energy, he developed energy policy for the state. In addition, Mr. Coleman was

Chairman of the Hackensack Meadowlands Development Commission developing zoning regulations for the area, Chairman of the New Jersey Housing and Mortgage Finance Agency, Vice Chairman of the State Commission on Ethical Standards, a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission, and President of the Greater Newark Urban Coalition. Mr. Coleman also lived overseas for several years serving as a management consultant. Mr. Coleman’s experiences and qualifications also include active involvement on the boards of a number of large public companies, providing him with a deep understanding of the operational and financial aspects of businesses, both domestic and international.
•	Errol M. Cook: Mr. Cook provides the Board with, among other things, valuable accounting experience and financial expertise that directly relates to Omnicom’s businesses, including through the high-level positions he has held at the international accounting firm Ernst & Young. He served as Chairman of the Media and Entertainment Committee and Chairman of the Retail Industry Committee of the New York State Society of CPAs. While at Warburg Pincus, a global leader in the private equity industry, Mr. Cook served on the FASB task force on business combinations and goodwill accounting and later consulted for companies preparing for Sarbanes-Oxley. Through such work experience, Mr. Cook has developed an expert understanding of corporate compliance issues and best practices, which is a valuable contribution to his service as a member of Omnicom’s Audit and Governance Committees. All of these positions have provided Mr. Cook with a strong accounting and financial background, including a comprehensive understanding of accounting rules and practices, financial statements, corporate finance, capital markets and asset management, each specifically in the context of Omnicom’s businesses. Mr. Cook also has experience as a former member of the board and audit committees of other public companies.
•	Susan S. Denison: With her many years of experience in media and marketing, including multiple senior management roles for companies as varied as Richardson-Vicks, Clairol, Showtime Networks, Revlon and Madison Square Garden, Ms. Denison provides Omnicom and its Board with a deep understanding of consumer behavior and a strategic vision of the business operations of Omnicom’s agencies. As former Partner of an executive search firm and an executive within the media, entertainment and consumer products industries, Ms. Denison brings to the Board an intimate familiarity with executive compensation practices, as well as an extensive knowledge of complex media strategies, the oversight of management, and consumer market insights. Ms. Denison’s leadership experience as a Partner at Cook Associates where she was involved in executive recruiting of the most senior executives, generally at the “C Suite” level, provides her with unparalleled knowledge of the compensation policies and practices of large public companies. This knowledge is an extremely valuable contribution to her role as a member of Omnicom’s Compensation Committee and better enables the Board to perform its function of overseeing management retention and succession. Ms. Denison also brings an international perspective to the Board through her prior service on the Board and Compensation Committee of a company listed on the Tel-Aviv Stock Exchange.
•	Michael A. Henning: The selection of Mr. Henning as a director nominee was based, among other things, upon his extensive experience gained over a career spanning 40 years in senior positions for Ernst & Young, an internationally recognized accounting firm. At Ernst & Young, Mr. Henning served in a variety of positions including that of Deputy Chairman, Chief Executive Officer International, and Vice Chairman of Taxation. One of the many areas in which Mr. Henning’s long and distinguished career has made him knowledgeable is taxation, both domestic and international. His highly developed understanding of complex domestic and worldwide taxation regulations, policies and practices is an important component of the Board’s aggregation of skill-sets. Mr. Henning’s in-depth understanding of financial and accounting matters and his perceptive insights into the issues facing a multinational service business such as Omnicom are extremely helpful to the Board and its Audit Committee. Further, Mr. Henning has served on the board, audit committees, compensation committees and nominating and governance committees of several large public companies.

•	Deborah J. Kissire: Ms. Kissire brings several key skills to the Board’s overall mix of knowledge and experience. Throughout a career of 36 years at Ernst & Young, an internationally recognized accounting firm, Ms. Kissire distinguished herself in a variety of roles. She gained extensive experience serving in senior positions including that of Vice Chair and a member of the Americas Executive Board and Global Practice Group, Regional Managing Partner for the East Central and Mid-Atlantic Regions, U.S. Vice Chair of Sales and Business Development, and National Director of Retail and Consumer Products Tax Services. Ms. Kissire also served on Ernst & Young’s Partner Advisory Council, Strategy Task Force, Gender Equity Task Force, Vision 2000 Sales Task Force, and global Vision 2020. Under Ms. Kissire’s leadership, the size of Ernst & Young’s Mid-Atlantic practice more than doubled. Through her experience and leadership capabilities, Ms. Kissire has proven herself to possess not only an in-depth understanding of the global financial and taxation regulations facing a business such as Omnicom, but also a keen understanding of how to effectively grow a complex business. Among her other leadership roles at Ernst & Young, Ms. Kissire served as an executive advisor for the firm’s offering in Cyber Economic Security, giving her a unique perspective on digital vulnerabilities and methods of preventing and mitigating cyber-attacks. Taken together, these skills comprise an important component of the Board’s aggregation of skill-sets and make Ms. Kissire an extremely effective member of the Board and Audit Committee. Further, Ms. Kissire also serves on a public company board and as Chair of its audit committee.
•	John R. Murphy: Mr. Murphy has significant experience in the newspaper publishing industry in which he has served in the roles of president, publisher and editor. In such varied roles, his supervisory purview has included the advertising and circulation departments, allowing him to bring to the Board a keen knowledge of the media buying perspective which is a crucial component of Omnicom’s businesses. In addition, Mr. Murphy’s service as Vice Chairman of National Geographic Society for over 13 years provides him with valuable business, leadership and management experience and allows him to provide the Board with insight into strategic business development and operational matters. Mr. Murphy also has considerable financial knowledge and expertise based in part on his mutual fund and hedge fund experience as the Co-Chairman of PNC Funds. Through his service on the boards of other companies in a wide variety of industries and, in particular, through his long tenure as the chairman of the audit committees of three public companies, including Omnicom, Mr. Murphy has a sizeable amount of board and audit committee experience which is a significant asset to Omnicom’s Board and greatly enhances his position as the Chairman of its Audit Committee.
•	John R. Purcell: Among his other qualifications, Mr. Purcell’s years of experience as a tax lawyer at Covington & Burling and as chief internal tax counsel at United Technologies have endowed him with a keen insight into legal issues and corporate compliance matters. The strength of judgment derived from this honed insight is a crucial aspect of what qualifies him to serve as the Chairman of Omnicom’s Governance Committee. Further, his extensive experience as a tax lawyer also provides him with a true understanding of the important taxation issues inherent in Omnicom’s global business operations. In addition, Mr. Purcell has many years of senior management experience working in the publishing, broadcasting and marketing industries in roles as varied as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer which gives him a solid grasp of how to effectively oversee the management of a complex advertising, marketing and corporate communications company and, coupled with his distinguished career in private equity and finance, how to deploy a global corporation’s assets and optimize its capital structure. As a member of Omnicom’s Board of Directors since its creation in 1986, Mr. Purcell has a deep understanding of Omnicom’s history, strategies, operations, businesses and clients. This accumulated knowledge is an asset to the Board and is extremely valuable to Omnicom in the development of its complex global businesses. Mr. Purcell’s contribution to Omnicom’s Board is further enhanced by his extremely significant board experience at approximately 15 other public companies.
•	Linda Johnson Rice: As a director, Mrs. Johnson Rice provides Omnicom with a unique perspective into expanding the operations and building the businesses of a global corporate enterprise, in part developed through her leadership role as Chairman of a multi-media company. The knowledge base Mrs. Johnson Rice has developed through her experience in this role is a valuable part of the Board’s overall mix of business expertise, particularly in light of the importance of growth to Omnicom’s commitment to increasing shareholder value. In addition, Mrs. Johnson Rice’s acute understanding of advertising and brand management and substantial knowledge of consumer businesses developed during her tenure as a Vice President and later as President and Chief Operating Officer and Chief Executive Officer of Johnson Publishing Company brings to the Board valuable insight into Omnicom’s businesses and the concerns of its clients, a matter of paramount importance to Omnicom’s global business strategy. Mrs. Johnson Rice also has very broad experience through having served for more than 20 years on the boards, audit committees, compensation committees and nominating and governance committees of several other large public companies in a variety of industries.
•	Gary L. Roubos: Mr. Roubos has been chosen as a director nominee partly because of his extensive experience in business operations and executive leadership gained from the many years he dedicated to leading a world-wide, diversified industrial manufacturing corporation. As the Chairman and Chief Executive Officer of Dover Corporation, Mr. Roubos developed a broad strategic vision and became expertly knowledgeable about the business operations of a global business enterprise. This vision and knowledge play an important role in the Board’s oversight of Omnicom and its management. Prior to leading Dover Corporation, Mr. Roubos held a variety of manufacturing positions, including plant management and sales, through which he developed a deep understanding of the various components comprising a business enterprise. This knowledge base proved essential to his remarkably successful track record at Dover Corporation and, together with his high-level management experience as the Chairman of Dover Corporation, makes Mr. Roubos’s contribution to Omnicom’s Board extremely valuable. This contribution is further enhanced by the fact that Mr. Roubos has also actively served on public company boards, audit committees, compensation committees and nominating and governance committees.

Risk Oversight

     Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The principal oversight function of the Board and its Committees includes understanding the material risks the Company confronts and methods to mitigate or manage those risks. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

     Our Board administers its risk oversight function with respect to our operating risk as a whole, and the Board and its Committees meet with management at least quarterly to receive updates with respect to our business operations and strategies, financial results and the monitoring of related risks. The Board also delegates oversight to the Audit, Governance, Compensation and Finance Committees to oversee selected elements of risk:

•	Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditors of the Company. The Audit Committee inquires of management and the independent auditors about significant risks or exposures and assesses management’s actions in light of any such risks and discusses guidelines and policies governing the process by which management of the Company assesses and manages the Company’s exposure to risk. The Audit Committee receives an assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function.
•	Our Governance Committee oversees governance-related risk by working with management to establish Corporate Governance Guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Company’s Governance Committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to encourage the highest standards of business ethics.

•	Our Compensation Committee oversees compensation-related risk by working with management in the creation of compensation structures that create incentives to encourage a level of risk-taking behavior consistent with the Company’s business strategy.
•	Our Finance Committee oversees financial, credit and liquidity risk by overseeing our Treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure, capital allocation and long-term liquidity needs, and the implementation of risk mitigating strategies.

     The Company’s management is responsible for day-to-day risk management. The CEO, CFO and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. Our Treasury, Legal, Controller and Internal Audit functions work with management at the agency level, serving as the primary monitoring and testing function for company-wide policies and procedures, and managing the day-to-day oversight of risk management strategy for the ongoing business of the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports our approach.

Ethical Business Conduct

     We have a Code of Conduct designed to assure that our business is carried out in an honest and ethical way. The Code of Conduct applies to all of our, and our majority-owned subsidiaries’, directors, officers and employees and requires that they avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Conduct and Code of Ethics for Senior Financial Officers are available on our website at http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

     We also have procedures to receive, retain and treat complaints regarding accounting, financial reporting and disclosure, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website at http://www.omnicomgroup.com and the websites of our various global networks.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Objectives and Principles

     The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. The overarching goals of our compensation program are to:

•	attract, motivate and retain the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package;
•	support talent development in a rapidly evolving industry;
•	maintain a balanced approach to building long-term shareholder value that does not overemphasize a single metric; and
•	ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

     We accomplish this by:

•	closely tying pay to current and future performance;
•	maintaining a high degree of variable compensation;
•	establishing challenging performance metrics that are targeted to the Company, our industry and our business strategy; and
•	sustaining competitive compensation levels.

Overview of 2015 Company Performance

     Omnicom, which was formed in 1986, is a strategic holding company and a leading global provider of advertising, marketing and corporate communications services. Our branded networks and agencies, which operate in all major markets around the world, provide a comprehensive range of services in four fundamental disciplines: advertising, customer relationship management, public relations and specialty communications. The proliferation of media channels, including the rapid development and integration of interactive technologies and mediums, make it more complex for marketers to reach their target audiences in a cost-effective way. This causes them to turn to global service providers such as Omnicom for a customized mix of advertising and marketing services designed to make the best use of their total marketing expenditure.

     Our business model was built and continues to evolve around our clients. As clients increase their demands for marketing effectiveness and efficiency, they have tended to consolidate their business with larger, multi-disciplinary agencies or integrated groups of agencies. Accordingly, our business model requires that multiple agencies within Omnicom collaborate in formal and informal virtual client networks that cut across internal organizational structures to execute against our clients’ specific marketing requirements. We strive to provide a customized mix of advertising and marketing services designed to enable clients to make the best use of their total marketing expenditures. We believe that this organizational philosophy, and our ability to execute it, differentiates us from our competitors.

     We operate in a highly competitive industry and compete against other global advertising and marketing service companies, as well as other independent companies. We believe our most important asset is our people; and attracting and retaining the talent that drives our business is critical to our success.

     In 2015, Omnicom remained an industry leader in a rapidly changing and highly complex industry, strengthening our talent, embracing new technology and collaborating to deliver outstanding creative work for our clients and their brands. The following highlights key achievements that reflect our performance in 2015:

Omnicom financial results and shareholder return.

     During 2015, we generated $1.6 billion of free cash flow, an increase of 2.0% over 2014. See Annex A for the definition of free cash flow and a reconciliation of free cash flow to net income. For the year, we returned approximately $1.2 billion of cash to shareholders through dividends and net share repurchases. Our cumulative net income from fiscal years 2004 to 2015 totaled $11.1 billion, during which time our cumulative return of cash to shareholders, including both dividends and net share repurchases, totaled $12 billion for a cumulative payout ratio of 108%.

     Throughout 2015, substantially all foreign currencies weakened against the U.S. Dollar. This affected 2015 revenue, which decreased $183.4 million, or 1.2%, compared to 2014. Changes in foreign exchange rates reduced revenue by $1.0 billion or 6.6%, acquisitions, net of dispositions, increased revenue $14.6 million or 0.1% and organic growth increased revenue $810.8 million or 5.3%, as reported in our 2015 Annual Report on Form 10-K (the “2015 10-K”).

     Operating margins and earnings before interest, taxes and amortization of intangible assets (“EBITA”) margins were unchanged year-over-year at 12.7% and 13.4%, respectively. (EBITA margin is a non-GAAP financial measure that represents EBITA divided by revenue.)

     Net income for 2015 decreased $10.1 million, or 0.9% to $1,093.9 million from $1,104.0 million in 2014. Diluted net income per common share increased 4.0% to $4.41 in 2015, compared to $4.24 in 2014.

     As we continued to successfully manage and build the Company through a combination of strategic acquisitions and well-focused internal development initiatives, we improved both return on invested capital and return on equity. For 2015, our return on invested capital increased from 20.7% to 21.5% and return on equity increased from 34.3% to 41.3%. (return on invested capital is defined as after tax reported operating income divided by the average of invested capital at the beginning and the end of the period (book value of all long-term liabilities and short-term interest bearing debt plus shareholders’ equity less cash, cash equivalents and short term investments). See Annex A for the definition of after tax reported operating income and a reconciliation of after tax reported operating income to reported operating income.

We were recognized for our extraordinary creativity and effectiveness on behalf of our clients.

     In 2015, we maintained our focus on attracting, retaining and developing the best talent in the business, including through the continued success of the many talent development programs offered by us and our agencies. As a result, our agencies continued to stay on top or ahead of the changes in our industry, winning an impressive array of the industry’s recognition, awards and business. The following are just a few of the highlights:

•	Omnicom swept Campaign Magazine’s prestigious 2015 Agency of the Year awards; BBDO was awarded Agency Network of the Year, PHD was awarded Media Network of the Year and Adam&eveDDB picked up Agency of the Year.
•	At the Campaign Asia-Pacific Agency of the Year Awards, TBWA and DDB won Creative Agencies of the Year in Japan, Malaysia, New Zealand, Southeast Asia, Philippines and Indonesia.
•	At the annual Spikes Asia Festival of Creativity, Omnicom agencies continued to be the most creatively awarded in the industry. BBDO received the top honor, Network of the Year, for the second consecutive year, with DDB placing third. The award comes on the heels of BBDO winning the Cannes Lions APAC Network of the Year. Colenso BBDO won Agency of the Year and DDB Group New Zealand placed third. OMD China was among the top three Media Agencies of the Year.
•	At the 42nd Annual One Show Awards, Omnicom was awarded the Holding Company of the Year while BBDO won Network of the Year. The One Show is considered one of the world’s most prestigious advertising award show competitions, celebrating the year’s best in all forms of advertising, design and marketing communications.
•	BBDO and DDB took top honors, first and third place respectively, as the Gunn Report’s “Most Awarded Networks in the World”. BBDO topped the Gunn Report for the tenth year in a row. The Gunn Report is an annual analysis of the winners’ lists of the world’s most important advertising industry award shows.

We expanded our global footprint and moved into new service areas.

     We believe our success has been driven by both our consistent focus on organic investment as well as through our targeted acquisition strategy. Some of our notable 2015 acquisitions are as follows:

•	DDB Worldwide announced the acquisition of Grupo ABC, the largest independent advertising and marketing communications group in Brazil. Importantly, ABC has outstanding creative talent that will strengthen our capabilities around the world.
•	The DAS Group of Companies acquired digital consulting and transformation agency Torben, Lucie und die gelbe Gefahr. Based in Berlin, TLGG combines the excellence of a strategic consulting firm with the creativity of a digital agency.
•	BBDO Worldwide acquired a majority stake in Wednesday Agency Group. With over 100 people in London and New York, Wednesday is a leading creative agency focused on fashion and luxury lifestyle brands, a specialized niche in our business.

     We continued to experience strong organic growth, particularly in the UK, Asia Pacific and Africa/Middle East, where organic growth was 7.1%, 7.9% and 6.8%, respectively. Our talent pool is expanding as we grow our geographic footprint. Our focus on expanding our local presence allowed us to better serve our global clients and gave us access to local clients that may be the next decade’s biggest brands. As a result of these efforts, we believe we are extremely well positioned to expand our service offerings to our multinational clients, as well as local clients.

We embraced innovation and leveraged our data and analytical capabilities

     Our industry is becoming increasingly complex, and we are continually expanding our capabilities to meet our clients’ needs to navigate a rapidly changing landscape. We utilize the newest, most sophisticated tools and technology to develop actionable consumer insights, as well as develop better ways to target consumers, and reach them across many different disciplines and media, thereby giving Omnicom’s clients the best possible solutions to meet their marketing needs.

     Our internal investments in talent, our technology partnerships and our acquisitions have allowed us to expand and participate in rapidly growing areas. In 2015, we saw the continued convergence of technology, creativity and media change the way our agencies operate. We collaborate with leading technology and media companies, including our unique industry deals with Facebook, Google, Instagram and Twitter that allow our creative and media talent to work directly with engineers from those companies.

We continued to deliver break-through ideas and solutions based upon meaningful consumer insights across all marketing and communication channels.

     Importantly, much of our award winning work is the result of Omnicom’s agencies working together to provide integrated solutions for their clients. Our business model demands that multiple agencies within Omnicom collaborate in formal and informal virtual networks that cut across internal organizational structures to execute against our clients’ specific marketing requirements. Our virtual network strategy facilitates better integration of services required by the demands of the marketplace for advertising and marketing communications services. We believe our ability to execute this organizational philosophy differentiates us from our competitors.

Compensation Decisions Reflect Performance

     These and other 2015 achievements were a direct result of the leadership of our named executive officers, or “NEOs”, and other senior executives and provide significant context for the Compensation Committee’s pay-for-performance approach and key 2015 compensation decisions. Our NEOs for fiscal year 2015 were:

•	John D. Wren, President and Chief Executive Officer
•	Philip J. Angelastro, Executive Vice President and Chief Financial Officer
•	Dennis E. Hewitt, Treasurer
•	Jonathan B. Nelson, Chief Executive Officer, Omnicom Digital
•	Michael J. O’Brien, Senior Vice President, General Counsel and Secretary

     Omnicom strives to closely link executive compensation to performance by making a significant portion of potential compensation variable, as well as long-term performance driven. The more senior the executive, the lower his base pay will be as a proportion of his entire compensation package and the higher his incentive-based and long-term retention components will be as a proportion of his entire compensation package. We believe this is aligned with shareholder interest and the long-term interests of the Company. For each NEO, the majority of his total compensation was variable and based on performance. With respect to our Chief Executive Officer, over 95% of his total compensation was variable and based on performance and almost 43% is also contingent upon the future performance of the Company.

2015 CEO Compensation

     The process by which incentive compensation awards were determined for performance in fiscal 2015, and the manner in which they were paid, aligns with our pay-for-performance objectives. A key component of our executive compensation program is a performance-based bonus (an “Incentive Award”) awarded pursuant to Omnicom’s Senior Management Incentive Plan (the “Incentive Award Plan”). The Incentive Award that each named executive officer earned in 2015 was primarily derived from a pre-set formula incorporating a combination of the following quantitative and qualitative performance metrics:

•	Omnicom’s annual financial performance against annual performance targets established by the Compensation Committee;
•	Omnicom’s annual financial performance against that of an industry peer group established by the Compensation Committee; and
•	Individual performance evaluated by looking at how each NEO’s personal performance contributed to advancing Omnicom’s business objectives.
•	A significant portion of the Incentive Award is further subject to performance and vesting conditions over a three-year period.

     The Incentive Award earned by each NEO under the Incentive Award Plan for performance in 2015 is payable in the discretion of the Compensation Committee in cash and/or equity-based awards of equivalent value. As described in greater detail below, for Messrs. Wren and Angelastro, the Compensation Committee added further performance conditions to a portion of the Incentive Award by granting each performance restricted stock units (PRSUs), the vesting of which is subject to the future performance of the Company. The ultimate number of shares awarded upon vesting of the PRSUs will vary based on Omnicom’s performance over a three-year period as compared to that of an industry peer group. The Compensation Committee believes that the use of PRSUs with the vesting provisions described below in the section entitled “Long Term Equity Incentives” enhances the executive’s focus on the Company’s long-term performance while discouraging imprudent risk-taking.

     For Messrs. Hewitt, Nelson and O’Brien, the Compensation Committee paid a portion of the Incentive Award in restricted stock units (RSUs). One-fifth of each award of RSUs is eligible to vest after each of the first five anniversaries of the grant date and each RSU represents the right to receive one share of our common stock upon vesting. The RSUs are further described below.

Last Year's Say on Pay Vote and Shareholder Engagement

     The Compensation Committee believes that our executive compensation program aligns with performance, reflects our business philosophy and utilizes competitive practices regarding executive compensation in a highly competitive industry. At our 2015 Annual Meeting of Shareholders, the Company held its fifth annual advisory vote on executive compensation (a “say-on-pay proposal”). Over 89% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our 2014 executive compensation program. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. Omnicom’s strong performance in fiscal year 2015 and our many creative and strategic accomplishments reinforce the Compensation Committee’s view that our executive compensation program is achieving its long-term objectives, and the Compensation Committee made no significant changes to the program during the year in response to last year’s say on pay vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes and feedback received directly from our shareholders when making future compensation decisions for the named executive officers.

     During the last year, we reached out to shareholders representing more than 68% of our outstanding shares and engaged with over 50% in an effort to develop a successful shareholder outreach program and hear feedback from many of our largest investors. Mr. Coleman, our newly appointed Lead Independent Director, participated in many of these investor meetings, including those representing 32% of our outstanding shares. Executive compensation was one of many topics included in our discussion with shareholders.

Compensation Decision Process

     The Compensation Committee annually reviews and approves the compensation of the named executive officers. To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each other named executive officer by evaluating the performance factors described in this Compensation Discussion and Analysis and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately exercises its own discretion. With respect to 2015 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations.

     Because of the competitive nature of our business, the loss of key executives to competitors is a significant risk and Omnicom’s paramount concern is to attract and retain the highest-caliber executive team to ensure that Omnicom is managed in the most effective possible manner. The Compensation Committee directly retains the services of Frederic W. Cook & Co. (“Cook & Co.”), an independent third-party compensation consulting firm, for input on a range of external market factors, including evolving compensation trends, and market-standard compensation levels and elements. Cook & Co. reports directly and exclusively to the Compensation Committee. Cook & Co. only provides compensation consulting services to the Compensation Committee, and works with Omnicom’s management only on matters for which the Compensation Committee is responsible. Moreover, Cook & Co. does not perform any other services for, or receive any other fees from, the Company or any of its subsidiaries other than in connection with its work for the Compensation Committee. Cook & Co. stated that it holds no Omnicom stock and the Compensation Committee believes the services Cook & Co. provides for the Company do not raise any conflicts of interest.

     The Compensation Committee consults with Cook & Co. to obtain general observations on the Company’s compensation programs from which the Compensation Committee determines the target range of total compensation for executives. Though Cook & Co. provides general observations on the Company’s compensation programs, it does not determine or recommend specific amounts or forms of compensation for the named executive officers. Although the data provided by Cook & Co. influenced the Compensation Committee’s review and analysis, such data did not have a material impact on the Compensation Committee’s determination of the levels and elements of our executive compensation. The peer group the Compensation Committee reviewed consisted of companies of comparable size and operational complexity. The group, which was unchanged from 2014, was comprised of the following companies:

Accenture	Computer Sciences Corp.	Time Warner Cable
Automatic Data Processing	DISH Network	Time Warner Inc.
Cablevision	Interpublic Group of Companies	Viacom
CBS	Thomson Reuters	WPP plc

Elements of Omnicom Compensation and Fiscal Year 2015 Decisions

     For Messrs. Wren and Angelastro, our principal components of pay are a base salary and an Incentive Award based on 2015 performance, which is comprised of both a cash award and an award of PRSUs which is further subject to the future performance of the Company.

     For Messrs. Hewitt, Nelson and O’Brien, our principal components of pay are a base salary and an Incentive Award based on 2015 performance, which is comprised of both cash award and an award of RSUs that vest ratably over a five-year period.

     Each of these components and the manner in which decisions for 2015 were made for each NEO are more fully discussed in the sections that follow.

Base Salary

     The objective of base salary is to provide a portion of compensation to the named executive officer that is not “at risk” like incentive bonuses or equity awards, and is generally unaffected by fluctuations in company performance or the market in general. The base salaries for the named executive officers are determined by the Compensation Committee and, in the case of the President and Chief Executive Officer, ratified by the full Board.

     Adjustments in base salary for named executive officers are discretionary and are generally considered no more frequently than every 24 months. Messrs. Wren and O’Brien have not had an increase in base salary in 13 years. Prior to the increase he received in 2014 upon his appointment to Executive Vice President and Chief Financial Officer, Mr. Angelastro had not had an increase in base salary in nine years.

     Omnicom considers a number of factors when determining whether to make base salary adjustments, which factors may include advice from our compensation consultant, the general knowledge of our Chief Executive Officer and Compensation Committee of base salaries paid to similarly positioned executives, salaries paid historically, tax and accounting issues that may affect the Company and personal performance as assessed by the Compensation Committee and the Chief Executive Officer. No formulaic base salary adjustments are provided to the named executive officers.

Base Salary: Fiscal Year 2015 Determinations

     Based on our Chief Executive Officer and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability, review of data provided by Cook & Co., and the Compensation Committee’s emphasis on performance-based compensation, no NEO’s base salary was adjusted in 2015.

Performance-Based Compensation Awards

     As discussed above, under the Incentive Award Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion (or in the case of the President and Chief Executive Officer, subject to Board input and ratification), receive an Incentive Award. The Incentive Award earned by each NEO is payable at the discretion of the Compensation Committee in cash and/or equity-based awards of equivalent value. It is Omnicom’s philosophy that its named executive officers should be rewarded based upon Omnicom’s financial performance as well as each executive’s contribution to advancing Omnicom’s business strategy and our long term performance.

     For performance in fiscal year 2015, we established a maximum incentive compensation level and a target incentive compensation level set at a percentage of the maximum incentive compensation level, which are shown below in the “Grant of Plan-Based Awards in 2015” table. As described above, the Compensation Committee generally consults with its compensation consultant to determine the range of total compensation for similarly positioned executives at our peer group companies. The Compensation Committee takes the information provided in the compensation consultant report into consideration when determining the Incentive Award range for our named executive officers.

     The following table summarizes the combination of quantitative and qualitative performance measures the Compensation Committee considered for the Incentive Awards awarded in fiscal 2015, each of which is discussed in greater detail below:

Determination of Incentive Award:

(Short-term Cash Portion and Long-term Equity Portion)

Component	Weighting		Performance Measures		Rationale for Selection of Performance Metric
Performance	40%	•	Diluted EPS (33.3%)	•	Measures Company’s profitability
Metric		•	EBITA margin (33.3%)	•	Measure intended to focus the
(OMC Targets)		•	Organic growth (33.3%)		Company on operating at
sustainable, profitable levels
				•	Measures ability to drive revenue
growth from existing operations,
exclusive of acquisitions,
dispositions and currency effects
Peer Metric	40%	•	ROE (40%)	•	Comprehensive means to evaluate
(Performance		•	Organic growth (20%)		various financial metrics and
Relative to		•	Operating income margin (20%)		directly tied to the return to our
Peers)		•	Organic growth plus operating		common shareholders over time
			income margin (20%)	•	Measures ability to drive revenue
growth from existing operations,
exclusive of acquisitions,
dispositions and currency effects
				•	Measure intended to focus the
Company on operating at
sustainable, profitable levels
				•	Measure designed to balance the
contribution of each of these
important metrics
Qualitative	20%	Assessment of core “pillars” that		Assessment of each executive’s
Metric		serve as the foundation of our		individual performance
business strategy, as described below

     We believe our goals are meaningful and challenging, the achievement of which is designed to drive shareholder value.

I. Performance Metric (40% of Target Incentive Award)

     The “Performance Metric ” is based on Omnicom’s financial performance as compared to annual company targets. The Compensation Committee considered the following performance measures for fiscal year 2015, with each measure weighted as indicated:

•	fully-diluted earnings per share (Diluted EPS) growth (33.3%)
•	earnings before interest, taxes and amortization (EBITA) margin (33.3%)
•	organic growth (33.3%)

     Organic growth is total revenue growth less the change in revenue attributable to changes in foreign exchange rates and the revenue from businesses acquired net of the revenue from businesses that were disposed. A predetermined multiplier of between 0 and 2.0 (the “Performance Multiplier”) was ascribed based on the range of Omnicom performance with respect to each performance measure. The performance multipliers ranged from 0 to 2.0 times for: (a) Diluted EPS growth of less than 3.0% to greater than 4.0%; (b) EBITA margin performance of less than 13.2% to greater than 13.5%; and (c) organic growth of less than 3.0% to greater than 4.5%, respectively. The Performance Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score (the “Performance Weighted Score”).

Performance Metric: Fiscal Year 2015 Determinations

As shown below, the calculation of weighted score for each key financial metric was as follows:

Calculation of the Weighted Score

	Target Range	2015 Performance	Performance Multiplier	Relative Weight	Weighted Score
Diluted EPS growth	3.0%-4.0%	4.1%	2.000	33.3%	0.667
EBITA margin	13.2%-13.5%	13.4%	1.250	33.3%	0.417
Organic growth	3.0%-4.5%	5.3%	2.000	33.3%	0.667
					1.750
Performance Weighted Score (1.750 x 40% (percentage of Target Incentive Award))					70.00%

II. Peer Metric (40% of Target Incentive Award)

     The “Peer Metric” is based on Omnicom’s financial performance as compared to an industry peer group. The Compensation Committee considered the following performance measures for fiscal year 2015 as compared to that of an industry peer group, which included WPP plc, Publicis and Interpublic Group of Companies (the “Peer Metric Group”), with each measure weighted as indicated:

•	return on equity (ROE) (40%)
•	organic growth (20%)
•	operating income margin (20%)
•	organic growth plus operating income margin (20%)

     A predetermined multiplier of between 0.4 and 2.0 (the “Peer Multiplier”) was ascribed based on Omnicom’s ranking relative to the Peer Metric Group for each metric. The Peer Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score (the “Peer Weighted Score”). A description of the calculation of this portion of the Incentive Award is provided below.

Peer Metric: Fiscal Year 2015 Determinations

     As shown below, to determine the Peer Metric, the Peer Multiplier is applied to the relative weight to arrive at a weighted score for each metric. The key financial metrics, corresponding rank amongst the Peer Metric Group and calculation of the weighted score were as follows:

Calculation of the Weighted Score

	2015	Peer Metric		Peer	Weighted
	Performance	Group Rank	Weight	Multiplier	Score
ROE	41.3%	1	40%	2.00	0.800
Organic growth	5.3%	2	20%	1.50	0.300
Operating Income margin	12.7%	3	20%	1.00	0.200
Organic growth + Operating Income margin	18.0%	2	20%	1.50	0.300
					1.600
Peer Weighted Score
(1.600 x 40% (percentage of Target
Incentive Award))					64.00%

III. Qualitative Metric (20% of Target Incentive Award)

     The Qualitative Metric is based on NEO individual performance. To assess 2015 individual performance, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, looked to determine how each named executive officer contributed to advancing the core “pillars” that serve as the foundation of our business strategy: providing best in class services to clients, maximizing efficiencies and minimizing risk through enterprise-wide initiatives and achieving the highest levels of corporate values and integrity.

(1)	Best in Class Client Services. We achieve this goal by securing the finest available talent in the right disciplines, and deploying that talent in the right places across the globe. The Compensation Committee looks to the role a named executive officer has played in developing our personnel and our client and discipline base. With respect to each, the Compensation Committee reviews an executive’s role, as applicable, in:
•	Personnel development
•	Providing management development and succession planning
•	Recruiting and retaining key and diverse talent
•	Training and educating personnel
•	Client development
•	Retaining clients/business
•	Expanding the depth and breadth of our core clients
•	Developing new client relationships
•	Services development
•	Developing the quality and breadth of our key services
•	Expanding our global presence in the right places
•	Planning acquisitions and divestitures
•	Receiving honors and awards for creative excellence and customer service
(2)	Enterprise-wide initiatives to maximize efficiencies and minimize risk. Next, our finance and operations team strives to maximize efficiencies and minimize risk through enterprise-wide initiatives that create a high return on invested capital. The Compensation Committee reviews each executive’s involvement in key business management issues such as cash management, business planning, Enterprise Risk Management, information technology initiatives/consolidation, developing and streamlining financial reporting operations and working capital management.
(3)	Corporate values and integrity. Finally, Omnicom’s leadership strives to achieve the highest levels of corporate values and integrity. The Compensation Committee considers how each executive contributed to Omnicom’s substantial efforts to maximize diversity and inclusion, to achieve the highest levels of corporate social responsibility, including a commitment to environmental and individual community outreach initiatives, and to maintain a professional work-place environment.

     Although each named executive officer is eligible to receive an Incentive Award if his achievements so merit, the granting of an Incentive Award to any named executive officer is entirely at the discretion of the Compensation Committee. The Compensation Committee may choose not to award an Incentive Award to a named executive officer or to adjust the amount of the Incentive Award that results from the application of the quantitative and qualitative measures described above, in each case in light of all factors deemed relevant by the Compensation Committee. In addition, to the extent achievement of the performance criteria described above may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

Qualitative Metric: Fiscal Year 2015 Determinations

     To assess 2015 individual performance, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer for NEOs other than himself, looked to the following contributions of each NEO toward advancing our business strategy.

     John D. Wren. Under Mr. Wren’s leadership, Omnicom has grown into one of the world’s largest and most respected advertising and marketing communications firms. As part of the original management team that created Omnicom in 1986 and as the Company’s chief executive officer since 1997, he has been the architect of a complex strategy that has positioned Omnicom to serve the global marketing requirements of the world’s most sophisticated marketers. He has championed the creation of unique virtual networks across Omnicom agencies, geographies and disciplines to meet the needs of global clients. He was early to envision the potential of digital technologies, leading the Company’s early investment in and development of digital technologies and capabilities across each of Omnicom’s agencies and he continued to drive our strategy to leverage our digital and analytical capabilities and utilize new mediums and technology platforms. He has also been instrumental in leading the Company’s efforts to extend and deepen Omnicom’s capabilities in rapidly growing markets and new service areas to meet the needs of clients’ global marketing efforts. Throughout this evolution of the Company, Mr. Wren has ensured that Omnicom agencies and networks have continued to build on their strong legacy of creative excellence. Today, Omnicom’s networks and agencies are regarded as the industry’s most creative, as measured by their share of global awards for creative excellence.

     The strategies implemented by Mr. Wren drove solid financial growth during 2015. Mr. Wren’s emphasis on expanding client relationships, as well as his direct leadership role with many of the Company’s largest global clients, again resulted in strong organic revenue growth. Such growth, along with Mr. Wren’s focus on improving operating efficiencies, while maintaining key investments in both our talent and new service areas resulted in a year-over-year increase in our return on invested capital from 20.7% to 21.5% and return on equity from 34.3% to 41.3%.

     Mr. Wren developed the Company’s acquisition strategy and identified and invested in high-performing businesses, including those in rapidly growing markets; these initiatives will enable the Company to meet the future marketing requirements of its global clients more effectively. Additionally, he has long been instrumental in identifying, attracting, retaining and developing highly skilled key executives and is deeply committed to disseminating best practices across Omnicom through industry-leading advanced education initiatives such as Omnicom University.

     As a result of Mr. Wren’s leadership, Omnicom both strengthened its balance sheet and returned a significant amount of capital to our shareholders, including approximately $1.2 billion in dividends and share repurchases, net of proceeds from stock plans, during 2015. Over the past ten years under Mr. Wren’s leadership, the Company has doubled its revenues and net income while returning over 100% of its cumulative net income during that period to Omnicom shareholders in the form of dividends and share repurchases. Since becoming Chief Executive Officer, Mr. Wren has built and led a management team under whose stewardship Omnicom has averaged an annual return on equity of greater than 25%.

     Philip J. Angelastro. Mr. Angelastro provided key leadership and financial management for our Company. He managed the Company’s capital and liquidity, oversaw the management of risk and the strengthening of the Company’s balance sheet. He also supervised the enhancement of Omnicom’s financial planning and analysis process and helped to drive Omnicom’s margins. Working with Mr. Wren and our senior network management teams, Mr. Angelastro continued to improve our working capital management programs, an important effort in maintaining Omnicom’s overall financial performance. Mr. Angelastro prioritized the development of the skills of our finance and operating personnel and implemented programs for their ongoing professional development. He oversaw the Company’s efforts in the areas of corporate ethics, enterprise risk management and global corporate social responsibility. In addition, during 2015, Mr. Angelastro continued to oversee the Company’s financial reporting function as well as its efforts to define and implement accounting policies and procedures for all Omnicom companies. Mr. Angelastro also managed Omnicom’s global income tax function, its Sarbanes Oxley compliance activities, as well as its U.S. health and welfare and retirement plans.

     Dennis E. Hewitt. Mr. Hewitt successfully supported the Chief Financial Officer in developing and maintaining our overall capital structure, which includes public debt offerings, revolving credit facilities, commercial paper program, bank lines of credit and leasing programs and stock repurchase activities. He successfully oversaw (i) global property and casualty insurance programs and related insurance activities; (ii) capital expenditure planning and administration of related leasing activity; (iii) management of global working capital performance, including credit management; and (iv) training and professional development. Mr. Hewitt led his department’s efforts to provide global liquidity with interconnected regional treasury centers that fund operating units and daily cash requirements. He also had responsibility for managing the Company’s foreign exchange exposure and derivatives. He has coordinated global corporate social responsibility projects involving financial employees through Omnicom Cares. Mr. Hewitt also played a key role in developing a global information technology programs to provide straight-through processing and paperless solutions.

     Jonathan Nelson. As CEO of Omnicom Digital, Mr. Nelson oversees Omnicom’s digital strategy, one of our fastest growing capabilities. A veteran of Omnicom since 2002, last year Mr. Nelson continued to spearhead the integration of digital capabilities across Omnicom’s portfolio companies. He also successfully led the continued global development of our data and content management platforms, digital services, technical and data partnerships, and search and programmatic media capabilities. Mr. Nelson also takes a leading role in the recruitment of talent for our digital services and in mergers and acquisitions in the digital landscape. Mr. Nelson is widely recognized as an industry thought leader, appearing in print in The New York Times, USA Today, Forbes, Newsweek, and Ad Week and on television on CNN, CNBC, and MSNBC.

     Michael J. O’Brien. Mr. O’Brien successfully led the Company’s worldwide legal team, managed legal services provided to the Company, and monitored the Company’s compliance with all applicable laws, rules and regulations around the world. He played a lead role in setting priorities and agendas for the Company’s Board of Directors and its Committees, providing them with advice on corporate governance developments and best practices, as well as legal risks and requirements. He continued to oversee the implementation of several important corporate governance initiatives. Mr. O’Brien was instrumental to the implementation of initiatives to increase diversity throughout the Company. He played a key role in (i) the Company’s shareholder engagement efforts, (ii) structuring, implementing and managing compensation and benefits programs; (iii) protecting the Company’s intellectual property; (iv) overseeing legal aspects of the Company’s acquisition and financing activities; and (v) managing the governance of the Company’s many legal entities. In addition, Mr. O’Brien managed the Company’s litigation matters and developed effective litigation strategies.

Calculation of 2015 Incentive Award

     The table below shows the aggregate NEO Incentive Awards for performance in 2015.

									Max. Potential Value
									of Equity Portion
									at Grant Date
Name	Target Incentive Compensation	Performance Weighted Score	Peer Weighted Score	Qualitative Score	Combined Score	Discretion	Total Incentive Award	Cash Portion	PRSUs	RSUs
John Wren	$17,600,000	70.0%	64.0%	20.0%	154.0%	(4,704,000)	22,400,000	12,320,000	10,080,000	—
Philip Angelastro	$3,500,000	70.0%	64.0%	20.0%	154.0%	—	5,390,000	2,695,000	2,695,000
Dennis Hewitt	$920,000	70.0%	64.0%	20.0%	154.0%	(517,000)	900,000	450,000		450,000
Jonathan Nelson	$2,000,000	70.0%	64.0%	20.0%	154.0%	—	3,080,000	2,000,000		1,080,000
Michael O’Brien	$1,650,000	70.0%	64.0%	20.0%	154.0%	(91,000)	2,450,000	1,225,000		1,225,000

     The table above shows the aggregate NEO Incentive Awards for performance in 2015, including instances where the Compensation Committee exercised discretion. Pursuant to Mr. Wren’s recommendation, the Compensation Committee agreed that it was prudent for the Committee to exercise discretion to reduce the amount of Mr. Wren’s Incentive Award in order to reallocate the funds to the general incentive compensation pool. The Committee also exercised discretion to reduce the amount of Mr. Hewitt’s Incentive Award as a result of the reallocation of duties in Omnicom’s Treasury Department. A portion of Messrs. Wren and Angelastro’s Incentive Award was paid in cash and a portion was paid in PRSUs, which are eligible to vest in 2019 based on the future performance of the Company compared to our Peer Metric Group. A portion of the Incentive Award paid to each other NEO was paid in cash and a portion was paid in RSUs, which vest ratably over a five-year period.

     The amount of the Incentive Award paid to each named executive officers for performance in 2015 is set forth in the Summary Compensation Table for 2015 on page 31. The amounts actually awarded can be compared to target and maximum Incentive Award amounts in the Grants of Plan-Based Awards Table on page 32.

Long-Term Equity Incentives

     We strive to create incentives for the senior management team not only to remain with Omnicom, but to focus long term as a team. We believe that an equity ownership stake in Omnicom is an important component in linking a named executive officer’s compensation to the performance of Omnicom and the creation of long-term shareholder value. Grants of equity awards serve to align the interests of the shareholders with those of the named executive officers by incentivizing the named executive officers toward the creation and preservation of long-term shareholder value. Finally, our equity award agreements contain restrictive covenants that are intended to protect our business in the event of an executive’s departure.

PRSUs

     As permitted under the Incentive Award Plan, the Compensation Committee paid a portion of the Incentive Award for performance in 2015 in PRSUs for Messrs. Wren and Angelastro, which are subject to further performance conditions of the Company by tying the percentage that are earned over a three-year period to the Company’s return on equity compared to our Peer Metric Group. The maximum number of PRSUs that each is eligible to receive under this award is equal to the dollar value of the portion of the 2015 Incentive Award paid in PRSUs, as set forth in the Summary Compensation Table below, divided by the closing price of our common stock on March 31, 2016, the date the PRSUs were awarded ($83.23). The maximum number of PRSUs for Mr. Wren is 121,111 and for Mr. Angelastro is 32,381.

     PRSUs are designed to reward individual contributions to the Company’s performance as well as motivate future contributions and decisions aimed at increasing shareholder value over time. In 2019, our average return on equity over calendar years 2016, 2017 and 2018 will be compared to the average return on equity for each member of the Peer Metric Group for the same three-year period and Omnicom’s rank amongst these competitors will be determined. The following chart shows (i) the percentage of the maximum number of PRSUs that Messrs. Wren and Angelastro will receive upon vesting in 2019 depending on Omnicom’s relative rank and (ii) the dollar value of those shares assuming the closing price of our common stock is that of the date of grant ($83.23). The ultimate value received by the NEO will depend on the vesting of the awards and the value of our common stock.

Omnicom Rank	Percentage of PRSUs Vesting	CEO: Number of Shares Received Based on Performance	CEO: Value at Grant Date of Shares Received Based on Performance	CFO: Number of Shares Received Based on Performance	CFO: Value at Grant Date of Shares Received Based on Performance

1-2	100%	121,111	$10,080,000	32,381	$2,695,000

3	67%	80,741	$6,720,000	21,588	$1,796,667

4	34%	40,371	$3,360,000	10,794	$898,334

     The Compensation Committee believes return on equity provides a consistent and comprehensive measure to assess Omnicom’s relative performance. The Compensation Committee believes using return on equity as the single performance measure achieves clear and simple peer group comparison, and serves as a comprehensive means to evaluate various financial metrics. In addition, return on equity is a measure directly tied to the return to our common shareholders over the long term.

     In the event Mr. Wren or Mr. Angelastro terminates on or prior to December 31, 2018, he will remain eligible to vest in one-third of the maximum number of PRSUs for each December 31st he is employed between March 31, 2016 and December 31, 2018 and such shares will be distributed in 2019 based on Omnicom’s relative return on equity performance. Dividend equivalents will be reserved on the maximum number of PRSUs to which the executive is entitled at such times as dividends are paid to shareholders of Omnicom. At the time the PRSUs vest, the dividend equivalent payments that have accumulated will be paid in cash. Vesting of the PRSUs and distribution of shares underlying the PRSUs will be accelerated in the event of death or termination due to disability. In addition, if the PRSUs are not assumed or substituted by an acquirer in a change in control, then they will become fully vested and non-forfeitable.

     The maximum values of the PRSUs awarded to Messrs. Wren and Angelastro, as determined on the date of the award, are shown in the Summary Compensation Table for 2015 on page 31.

     The Compensation Committee believes that the vesting provisions in the PRSUs motivate executives to make decisions that focus on the long-term, sustainable growth of our Company, increasing shareholder value as a result.

     Messrs. Wren and Angelastro are required to retain a certain amount of Company’s equity/stock as described in “Other Arrangements, Policies and Practices Related to Our Executive Compensation Program —Share Ownership Guidelines.”

RSUs

     The Compensation Committee paid a portion of the Incentive Award for performance in 2015 in RSUs for Messrs. Hewitt, Nelson and O’Brien. The maximum number of RSUs that each is eligible to receive under this award is equal to the dollar value of the portion of the 2015 Incentive Award paid in RSUs, as set forth in the Summary Compensation Table below, divided by the closing price of our common stock on April 11, 2016, the date the RSUs were awarded ($83.33). The maximum number of RSUs that may be granted to each is as follows:

Restricted
Stock Unit
Name	Award
Dennis Hewitt	5,401
Jonathan Nelson	12,961
Michael O’Brien	14,701

     The Compensation Committee believes that service-based vesting of the RSUs is an important motivator to reward continued performance. The values of the RSUs awarded, as determined on the date of the award, are shown in the Summary Compensation Table for 2015 on page 31 and the accompanying footnotes and narrative disclosure. One-fifth of each award of RSUs is eligible to vest after each of the first five anniversaries of the grant date and each RSU represents the right to receive one share of our common stock upon vesting. Vesting of the RSUs and distribution of shares underlying the RSUs will be accelerated in the event of death or termination due to disability. In addition, if the RSUs are not assumed or substituted by an acquirer in a change in control, then they will become fully vested and non-forfeitable.

Executive Compensation Related Policies and Guidelines

     The following table briefly summarizes the policies and guidelines Omnicom has adopted over the years to strengthen our pay practices, each of which is discussed in greater detail below:

Policy/Guidelines	Summary
Executive Stock Ownership Guidelines	The guidelines that require our President and Chief Executive Officer and Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below.
Compensation Forfeiture/Clawback Policy	Policy provides that in the event a material restatement of our financial statements is caused by a fraudulent or intentionally illegal act of one of our officers, the Clawback Committee may recover a portion of the annual performance-based cash bonus paid and any performance-based equity awards granted to such officer with respect to the period covered by the restatement.
Equity Compensation Policy	Policy regarding the grant of equity awards covering topics such as approval requirements, grant date, and establishing exercise price.
Policy Regarding Death Benefits	Policy provides that shareholder approval is required for any future compensation arrangements, with certain exceptions, that would require the Company to make payments or awards following the death of an NEO in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites.
Policy Statement Regarding Hedging	Policy statement regarding hedging, which provides, in general, that no director, NEO or network CEO may purchase any financial instrument designed to hedge or offset any decrease in the market value of equity securities of the Company.

     Executive Stock Ownership Guidelines. We have adopted Executive Stock Ownership Guidelines that require our President and Chief Executive Officer and Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below. These guidelines ensure that they build and maintain a long-term ownership stake in Omnicom’s stock that will align their financial interests with the interests of the Company’s shareholders. The applicable guidelines for Messrs. Wren and Angelastro are as follows:

Ownership Target
Position of Executive Officer	Multiple of Salary
President and Chief Executive Officer of Omnicom	6 x Annual Base Salary
Chief Financial Officer of Omnicom	3 x Annual Base Salary

     The guidelines were adopted in the first quarter of 2010 and the executives have five years from the date of the adoption of the guidelines or from the date of their appointment to attain the ownership levels. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright (inclusive of unvested equity awards such as restricted shares or units and PRSUs) or held in trust for the executive and his or her immediate family, plus the executive’s vested deferred stock and allocated shares of the Company’s common stock in employee plans. As of December 31, 2015, both Messrs. Wren and Angelastro were in compliance with the guidelines.

     Compensation Forfeiture/Clawback Policy. Our Board has adopted an Executive Compensation Clawback Policy covering compensation paid with respect to any period beginning on or after January 1, 2010, to certain of our officers, including our named executive officers. Under this policy, in the event a material restatement of our financial statements is caused by a fraudulent or intentionally illegal act of one of our officers, the non-management members of the Executive Committee of our Board (the “Clawback Committee”) will review the annual performance-based cash bonus paid and any performance-based equity awards granted to such officer with respect to the period covered by the restatement. If the Clawback Committee determines that the amount of such awards would have been lower had they been determined based on such restated financial statements, it may seek to recover the after-tax portion of the difference, including, with respect to equity awards, any gain realized on the sale of any such shares.

     Equity Compensation Policy. Omnicom has adopted a policy regarding grants of equity awards, which provides, among other things, that grants of equity awards to non-employee members of the Board shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exception, the grant date of any equity award will be the date of the Board or Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the closing price of Omnicom’s common stock on such date.

     Policy Regarding Death Benefits. On February 10, 2011, Omnicom’s Board of Directors adopted a policy regarding death benefits, which provides, among other things, that shareholder approval is required for any future compensation arrangements that would require the Company to make payments, grants or awards following the death of a named executive officer in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites. The policy would not apply to payments, grants or awards of the sort offered to other Company employees and does not apply to arrangements existing at the time the policy was adopted.

     Policy Statement Regarding Hedging. In February 2013, Omnicom’s Board of Directors adopted a policy statement regarding hedging, which provides, in general, that no director, NEO or network chief executive officer (network CEO) may purchase any financial instrument designed to hedge or offset any decrease in the market value of equity securities of the Company.

Other Arrangements and Practices Related to Our Executive Compensation Program

SERCR Plan and Executive Salary Continuation Plan Agreements

     Omnicom has entered into Award Agreements with Messrs. Wren and Angelastro pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “SERCR Plan”) and Executive Salary Continuation Plan Agreements with Messrs. Hewitt and Nelson. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

     Participation in the SERCR Plan was determined to be offered to participating named executive officers by the Compensation Committee based on the value of the benefit provided to Omnicom through the restrictive covenants contained in the SERCR Plan, as a retention mechanism to seek to secure the services of the participating named executive officers by providing post-employment benefits, subject to a minimum period of employment and based on the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the advice of its independent compensation consultant, Cook & Co., that the program is representative of market practice, both in terms of design and cost. Amounts payable to each of Messrs. Hewitt and Nelson under his Executive Salary Continuation Plan Agreement are based on past company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. The Compensation Committee believes that these benefits are essential in helping Omnicom fulfill its objectives of attracting and retaining key executive talent.

     Deferred Restricted Stock and Restricted Stock Unit Plans. Each of our named executive officers was previously eligible to defer, at his election, some or all of the shares of restricted stock and restricted stock units that otherwise would have vested in a given year. No NEO made such an election in 2015. Balance and payment information with respect to prior elections is reflected in the Nonqualified Deferred Compensation Table on page 34 below. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares or units in the absence of a deferral election, subject to the participant’s employment with Omnicom on the record date of such dividends.

     Benefits and Perquisites

     Retirement Savings Plan. Omnicom sponsors the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. All employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a discretionary company profit sharing contribution after the end of the Plan year based on the Plan’s provisions.

     Insurance. In 2015, Omnicom paid employer premiums for life insurance for Messrs. Wren, Hewitt and O’Brien.

     Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, Omnicom makes available to the named executive officers personal use of corporate aircraft hours. The dollar amount reported in the Summary Compensation Table for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees, minus the amount Omnicom is reimbursed by the executive for his use on the aircraft. Each executive reimburses Omnicom for at least the amount calculated based on the Standard Industry Fare Level (SIFL) tables prescribed under IRS regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table for 2015 on page 31.

     Accounting and Tax Considerations

     IRC Section 162(m)

     Section 162(m) limits the tax deduction for compensation in excess of $1 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Payments of bonuses will constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals and if certain requirements are met. Omnicom’s Incentive Award Plan and Omnicom Group Inc. 2013 Incentive Award Plan (the “2013 Plan”) were each approved by its shareholders pursuant to the requirements of Section 162(m) and Omnicom typically intends for awards earned under these plans to qualify for tax deduction. However, the Compensation Committee reserves the right to pay Omnicom’s employees, including participants in the Incentive Award Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

     The Compensation Committee considers the anticipated tax treatment to Omnicom in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

     Accounting for Share-Based Compensation

     Omnicom accounts for share-based compensation including its RSUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation — Stock Compensation.

Risk Assessment in Compensation Programs

     We have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Cook & Co., an independent third-party compensation consultant, assisted Omnicom management in reviewing our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations are likely to create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, and the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

     Based on the foregoing and the fact that we believe no subsequent change in the Company’s compensation programs creates risks reasonably likely to have a material adverse effect on the Company, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Compensation Committee Report

     The Compensation Committee, which is comprised solely of independent members of the Board, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in Omnicom’s 2015 10-K filed with the SEC on February 9, 2016.

Members of the Compensation Committee
Gary L. Roubos, Chairman
Susan S. Denison, Vice Chair
Alan R. Batkin
Leonard S. Coleman, Jr.
Michael A. Henning
Linda Johnson Rice

Summary Compensation Table for 2015

				Non-Equity Incentive Plan Compensation ($)(1)
				Incentive Award
Name and Principal Position of Executive				Cash Portion	Max. Potential Value of Equity Portion at Grant Date		All Other Compensation ($)(4)
	Year	Salary ($)	Bonus ($)		PRSUs(2)	RSUs(3)		Total ($)
John D. Wren	2015	$1,000,000	—	$12,320,000	$10,080,000	—	$176,047	$23,576,047
President and	2014	$1,000,000	—	$12,595,000	$10,305,000	—	$114,697	$24,014,697
Chief Executive Officer	2013	$1,000,000	—	$10,151,146	$6,767,430	—	$150,797	$18,069,373
Philip J. Angelastro	2015	$850,000	—	$2,695,000	$2,695,000	—	$15,150	$6,255,150
Executive Vice President	2014	$513,542	$1,745,377	$504,623	$2,250,000	—	$15,000	$5,028,542
and Chief Financial Officer	2013	$425,000	—	$998,067	$998,066	—	$14,850	$2,435,983
Dennis E. Hewitt	2015	$395,000	—	$450,000	—	$450,000	$30,989	$1,325,989
Treasurer	2014	$395,000	—	$475,000	—	$475,000	$29,777	$1,374,777
	2013	$395,000	—	$431,597	$431,596	—	$18,850	$1,277,043
Jonathan B. Nelson	2015	$850,000	—	$2,000,000	—	$1,080,000	$7,950	$3,937,950
Chief Executive Officer,	2014	$770,833	$68,700	$1,751,300	—	$780,000	$12,800	$3,383,633
Omnicom Digital
Michael J. O’Brien	2015	$700,000	—	$1,225,000	—	$1,225,000	$11,007	$3,161,007
Senior Vice President,	2014	$700,000	$536,565	$513,435	—	$1,050,000	$10,598	$2,810,598
General Counsel and	2013	$700,000	—	$650,000	$650,000	—	$10,209	$2,010,209
Secretary

(1)	All amounts reported are amounts paid pursuant to Omnicom’s Incentive Award Plan.
(2)	The PRSU portion of the Incentive Award reported above is equal to the dollar value of the portion of the award that the Compensation Committee, in its discretion, elected to pay in PRSUs. As further described above in the section entitled “Executive Compensation: Compensation Discussion and Analysis”, vesting of the PRSUs is contingent upon the future performance of the Company over a three-year period. The amount reported represents the maximum amount that may be paid with respect to the PRSUs, as determined on the date of the award. The dollar amounts shown for PRSUs are converted into shares of our common stock on the date of the award and the ultimate value received by the NEO will depend on the Company’s performance over a three-year period compared to our industry Peer Metric Group and the value of our common stock.
(3)	The RSU portion of the Incentive Award reported above is equal to the dollar value of the portion of the award that the Compensation Committee, in its discretion, elected to pay in RSUs. As further described above in the section entitled “Executive Compensation: Compensation Discussion and Analysis”, the RSUs vest ratably over a five-year period. The RSU portion of the Incentive Award represents the total amount that may be paid with respect to the RSUs over a five-year period, as determined on the date of the award. The dollar amounts shown for RSUs are converted into shares of our common stock on the date of the award and the ultimate value received by the NEO will depend on the vesting of the awards and the value of our common stock.
(4)	All Other Compensation consists of each of the following:
•	Perquisites and other personal benefits, which are valued based on the aggregate incremental cost to Omnicom.
•	The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($148,312), an auto allowance ($9,120) and a medical allowance ($4,000); for Mr. Angelastro, an auto allowance ($7,200); and for Mr. Hewitt, an auto allowance ($7,200) and a medical allowance ($4,000).
•	Employer contributions to one or more retirement savings plans: for Mr. Wren ($7,950), Mr. Angelastro ($7,950), Mr. Hewitt ($7,950), Mr. Nelson ($7,950) and Mr. O’Brien ($7,950).
•	Employer premium payments for life insurance: for Mr. Wren ($6,665), Mr. Hewitt ($11,839) and Mr. O’Brien ($3,057).

Grants of Plan-Based Awards in 2015

     The below table provides information about equity and non-equity awards granted to the named executive officers with respect to 2015.

	Estimated Possible Payouts Under
	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name of Executive	($)	($)	($)
John Wren	$0	$17,600,000	$35,200,000
Philip Angelastro	$0	$3,500,000	$7,000,000
Dennis Hewitt	$0	$920,000	$1,840,000
Jonathan Nelson	$0	$2,000,000	$4,000,000
Michael O’Brien	$0	$1,650,000	$3,300,000

(1)	These columns show the potential value of the payout for each named executive officer under our Incentive Award Plan at threshold, target and maximum levels. The potential payouts were performance-driven and therefore entirely at risk. The business measurements and performance criteria for determining the payout are described in the section entitled “Compensation Discussion and Analysis” on page 14. Awards paid for performance in 2015, which include both a short-term cash component and a long-term equity component that is also contingent upon future performance, are reflected in the Summary Compensation Table for 2015 on page 31.

Outstanding Equity Awards at 2015 Year-End

     The following table provides information on the holdings of stock options and unvested stock awards by the named executive officers as of December 31, 2015. For additional information about the options awards and stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis” on page 14.

	Option Awards				Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/shr)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
John Wren	—	—	—	—	12,278	$928,953	319,534	$24,175,942
Philip Angelastro	350,000	—	$23.40	3/31/2019	11,637	$880,455	58,730	$4,443,512
Dennis Hewitt	—	—	—	—	6,934	$524,626	13,042	$986,758
Jonathan Nelson	—	—	—	—	26,843	$2,030,941	—	—
Michael O’Brien	—	—	—	—	14,541	$1,100,172	18,638	$1,410,151

(1)	The vesting dates of stock awards disclosed in this column are as follows:
•	Mr. Wren: 12,278 PRSUs are scheduled to vest on April 22, 2016.
•	Mr. Angelastro: 1,637 PRSUs are scheduled to vest on April 22, 2016. 5,000 restricted stock units vested on January 15, 2016 and 5,000 restricted stock units are scheduled to vest on January 15, 2017.
•	Mr. Hewitt: 819 PRSUs are scheduled to vest on April 22, 2016. 1,223 restricted stock units are scheduled to vest on each of April 15, 2016, 2017, 2018, 2019 and 2020.
•	Mr. Nelson: 800 restricted shares are scheduled to vest on June 30, 2016. 4,000 restricted shares vested on January 15, 2016 and 4,000 restricted shares are scheduled to vest on January 15, 2017. 667 restricted stock units are scheduled to vest on each of July 15, 2016, 2017 and 2018. 2,000 restricted stock units are scheduled to vest on each of July 15, 2016, 2017 and 2018. 2,008 restricted stock units are scheduled to vest on each of April 15, 2016, 2017 and 2019. 2,009 restricted stock units are scheduled to vest on each of April 15, 2018 and 2020.

(footnotes continued on following page)

•	Mr. O’Brien: 1,024 PRSUs are scheduled to vest on April 22, 2016. 2,703 restricted stock units are scheduled to vest on each of April 15, 2016, 2017 and 2019. 2,704 restricted stock units are scheduled to vest on each of April 15, 2018 and 2020.
(2)	The market value of stock awards was determined by multiplying the number of unvested shares by $75.66, the closing price of Omnicom common stock on December 31, 2015.
(3)	The PRSUs are scheduled to vest at the times indicated below. The actual number of PRSUs that will vest depends on our relative average return on equity for the three-year period ending December 31, 2015, December 31, 2016, and December 31, 2017, respectively, compared to a pre-established peer group. For purposes of the table, we have assumed that the maximum level of performance will be achieved for each award.
•	Mr. Wren: 90,044 PRSUs are scheduled to vest in calendar year 2016. 96,830 PRSUs are scheduled to vest in calendar year 2017. 132,660 PRSUs are scheduled to vest in calendar year 2018.
•	Mr. Angelastro: 15,484 PRSUs are scheduled to vest in calendar year 2016. 14,281 PRSUs are scheduled to vest in calendar year 2017. 28,965 PRSUs are scheduled to vest in calendar 2018.
•	Mr. Hewitt: 6,866 PRSUs are scheduled to vest in calendar year 2016. 6,176 PRSUs are scheduled to vest in calendar year 2017.
•	Mr. O’Brien: 9,336 PRSUs are scheduled to vest in calendar year 2016. 9,302 PRSUs are scheduled to vest in calendar year 2017.

Option Exercises and Stock Vested in 2015

     The following table provides information for the named executive officers on the number of shares acquired upon the vesting of stock awards in the form of restricted stock, RSUs or PRSUs and the value realized, each before payment of any applicable withholding tax and broker commissions. There were no stock option exercises in 2015.

	Stock Awards
Name of Executive	Number of PRSUs Acquired on Vesting (#)	Value Realized on PRSU Vesting ($)(1)	Number of RSA/RSUs Acquired on Vesting (#)	Value Realized on RSA/RSU Vesting ($)(1)
John Wren	99,348	$7,699,470	—	—
Philip Angelastro	1,637	$126,868	5,000	$365,750
Dennis Hewitt	8,931	$692,153	3,000	$208,020
Jonathan Nelson	—	—	7,467	$542,883
Michael O’Brien	12,055	$934,263	1,264	$97,353

(1)	The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date.

Nonqualified Deferred Compensation in 2015

     Certain of Omnicom’s employees were, in prior years, eligible to defer some or all of the shares of their restricted stock and RSUs that may vest in a given year. For additional information about the deferral plans pursuant to which these elections were made, see the description of deferred compensation in the section entitled “Compensation Discussion and Analysis” on page 14.

     The table below provides information on the non-qualified deferred compensation of the named executive officers in 2015, which consisted only of the deferral of shares of restricted stock or RSUs under Omnicom’s Restricted Stock and Restricted Stock Unit Deferred Compensation Plans.

Name of Executive	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distribution in Last FY ($)	Aggregate Balance at Last FYE ($)
John Wren	—	$(246,142)	—	$10,289,003
Philip Angelastro	—	—	—	—
Dennis Hewitt	—	—	—	—
Jonathan Nelson	—	—	—	—
Michael O’Brien	—	—	—	—

(1)	Reflects earnings or (losses) on deferred shares. Earnings on deferred shares are calculated based on the total number of deferred shares in the account as of December 31, 2015 multiplied by the Omnicom closing stock price as of December 31, 2015, less the total number of such deferred shares multiplied by the Omnicom closing stock price as of December 31, 2014.

Potential Payments Upon Termination of Employment or Change in Control

     The named executive officers may be entitled to payments upon termination of employment or in connection with a change in control of Omnicom. The table below sets forth the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom under various scenarios as of December 31, 2015. Except for the arrangements described below, none of the named executive officers have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

     The SERCR Plan

     Omnicom adopted the SERCR Plan in 2006, and Messrs. Wren and Angelastro participate. The SERCR Plan is unique in its structure and objectives. It is intended to provide security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation.

     Restrictive Covenants and Consulting Obligation

     In consideration for annual benefits under the SERCR Plan, participating executives are subject to restrictions on competition, solicitation, disparagement, and other willful actions that may materially harm Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment. In addition, prior to age 55 the participating executives agree to serve as advisors or consultants to Omnicom during the post-employment period, subject to certain limitations.

     Annual Benefits

     The SERCR Plan provides annual benefits to participating executives upon their termination of employment after they render seven years of service to Omnicom or its subsidiaries, unless termination is for “Cause.” “Cause” is generally defined for this purpose as the executive having been convicted of (or having entered a plea bargain or settlement admitting guilt for) any felony committed in the execution of and while performing his duties as an executive officer, an act of fraud or embezzlement against Omnicom, as a result of which continued employment would have a material adverse impact on Omnicom, or having been the subject of any order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving a material and willful act of fraud. Subject to compliance with the SERCR Plan’s restrictive covenants and consulting obligation, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (base salary plus bonus and other incentive compensation), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.5 million, subject to an annual cost-of-living adjustment beginning with the second annual payment. Payment of this annual benefit begins on the later of (a) attainment of age 55, or (b) the year following the calendar year in which the termination of employment occurred, with certain exceptions. In the event of death subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payments. No annual benefit is payable if the executive is terminated by Omnicom for Cause.

     The Executive Salary Continuation Plan Agreement

     Omnicom has entered into Executive Salary Continuation Plan Agreements with Messrs. Hewitt and Nelson pursuant to which Omnicom agreed to make annual payments for up to a maximum of 10 years after termination of full time employment, unless termination is for “Cause,” in consideration for their agreement to consult and subject to restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom during the payment period. “Cause” is generally defined for this purpose as willful malfeasance, such as breach of trust, fraud or dishonesty. Based on Messrs. Hewitt and Nelson’s ages and years of service with Omnicom or its subsidiaries, as of December 31, 2015, their payment periods were the 10-year maximum for Mr. Hewitt and seven years for Mr. Nelson.

     Annual Payments under the Executive Salary Continuation Plan Agreement

     Following termination and subject to compliance with the consulting obligation and restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom, the participating executives are entitled to receive annual payments, beginning in the year described below, for the duration of the payment period. Annual payments are equal to 30% of the highest annual base salary paid to Mr. Hewitt within five years prior to termination and 50% of the highest annual base salary paid to Mr. Nelson within five years prior to termination. Annual payments are subject to there being sufficient pre-tax profits of Omnicom for the calendar year immediately prior to the year in which the participating executives are entitled to payment.

     The participating executives are entitled to 100% of the annual payment amount in the event of disability. For a voluntary termination, including retirement, or a termination by Omnicom without Cause, Mr. Hewitt is entitled to 100% of the annual payment amount since he has completed more than 20 years of service and Mr. Nelson is entitled to 65% of the annual payment amount since he has completed fewer than 20 years of service. Mr. Nelson’s reduced entitlement is calculated by dividing the 13 years of service he completed as of December 31, 2015 by 20. In the event of death, beneficiaries of the participating executives are entitled to 75% of the annual payment amount. The participating executives are not entitled to any annual payment if they are terminated by Omnicom for Cause.

     Consulting Obligation and Certain Restrictive Covenants

     The participating executives agree to serve as advisors or consultants to Omnicom during the payment period, subject to certain limitations. In addition, they will be subject to restrictions on competition, solicitation, disparagement, and other willful actions that may be harmful to Omnicom, from the date of termination through the end of the payment period.

     The Incentive Bonus Plan

     Each of the named executive officers participated in our Incentive Award Plan in fiscal year 2015. The Incentive Award Plan provides performance-based bonuses to participants, based upon specific performance criteria, discussed above in the section entitled “Compensation Discussion and Analysis” on page 14, during each performance period. If a participant in the Incentive Award Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has discretion (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

     Executive Life Insurance Coverage

     Omnicom provides life insurance coverage to its employees. Certain of the named executive officers participate in company-sponsored executive life insurance programs that provide them with a higher coverage amount than they would otherwise be eligible for as employees. This coverage is in lieu of the coverage provided to employees generally. Specifically, Messrs. Wren and O’Brien are provided with life insurance policies for which Omnicom pays the premiums. In the event of termination of employment due to death on December 31, 2015, these named executive officers would each be entitled to a life insurance benefit in the amount of $1,000,000 paid by MassMutual. This amount is $250,000 higher than each would be eligible for under the program covering employees generally.

     Acceleration of Equity Awards

     Messrs. Wren, Angelastro, Hewitt and O’Brien hold unvested PRSUs. Messrs. Angelastro, Hewitt, Nelson and O’Brien hold unvested RSUs and Mr. Nelson holds unvested restricted stock that generally vests based on continued employment and the passage of time. As specified below, such named executive officers are entitled to accelerated vesting (a) on a pro rata basis upon termination of employment due to disability, and (b) upon death.

     No equity awards held by our named executive officers have single trigger or double trigger acceleration in connection with a change in control. However, if restricted stock, RSUs and PRSUs held by our named executive officers or other employees are not assumed or substituted by an acquirer in connection with a change in control of Omnicom, they fully vest.

     If a named executive officer retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all restricted stock, RSUs and PRSUs that have not yet vested are generally forfeited or, to the extent PRSUs are partially vested based on the passage of time, they may remain subject to vesting based on the ultimate achievement of the performance goals.

     Potential Payments Upon Termination of Employment or Change in Control Table

     The following table provides the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2015, and (b) the price per share of Omnicom common stock equals $75.66, the closing price at December 31, 2015.

Name of Executive	Death		Disability		For Cause Termination	Termination without Cause		Retirement		Voluntary Termination		Change in Control (1)
John Wren
• SERCR Plan (2)	$1,500,000		$1,500,000		—	$1,500,000		$1,500,000		$1,500,000		—
• PRSU Awards (3)	$10,062,326		$4,232,912		—	—		—		—		—
Philip Angelastro
• SERCR Plan (4)	$1,500,000		$1,500,000		—	$1,500,000		$1,500,000		$1,500,000		—
• PRSU Awards (3)	$1,944,916		$741,070		—	—		—		—		—
• RSU Awards (5)	$756,600		$680,940		—	—		—		—		—
Dennis Hewitt
• Executive Salary
Continuation Agreement	$88,875	(6)	$118,500	(7)	—	$118,500	(7)	$118,500	(7)	$118,500	(7)	—
• PRSU Awards (3)	$217,674		$156,181		—	—		—		—		—
• RSU Awards (5)	$462,661		$126,180		—	—		—		—		—
Jonathan Nelson
• Executive Salary
Continuation Agreement	$289,082	(8)	$385,442	(9)	—	$250,537	(10)	$250,537	(10)	$250,537	(10)	—
• RSU Awards (5)	$2,030,941		$1,107,986		—	—		—		—		—
Michael O’Brien
• PRSU Awards (3)	$312,022		$220,133		—	—		—		—		—
• RSU Awards (5)	$1,022,696		$278,917		—	—		—		—		—

(1)	The change in control value of equity awards assumes that all equity awards are assumed or substituted in connection with a change in control. There are not currently any outstanding equity awards that have single trigger or double trigger acceleration in connection with a change in control. If, however, an unvested equity award is not assumed or substituted in connection with a change in control, such unvested equity award vests in full.

(footnotes continued on following page)

(2)	Except in the event of a termination for Cause, Mr. Wren or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2016. In the event of termination for Cause, no payments would be made. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2015, such amount being subject to an annual cost-of-living adjustment beginning with the second annual payment. All payment obligations are conditioned upon compliance with the restrictive covenants described above.
(3)	The value of PRSUs was determined by taking the aggregate fair market value of the shares underlying PRSUs subject to accelerated vesting as of December 31, 2015. The value of PRSUs assumes achievement of the highest performance target and therefore the actual value could be lower than the amount disclosed. Amounts shown do not include unvested PRSUs which are considered earned and non-forfeitable as of December 31, 2015, but which will vest, if at all, only following the end of the applicable performance period and subject to the applicable level of actual performance during such period. For additional information, please read the discussion under the heading “Compensation Discussion and Analysis —Long-Term Equity Incentives.”
(4)	Except in the event of termination due to death or disability or a termination for Cause, Mr. Angelastro would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2019 upon Mr. Angelastro turning 55. In the event of termination due to death or disability, Mr. Angelastro or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2016. In the event of termination for Cause, no payments would be made. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2015, such amount being subject to an annual cost-of-living adjustment beginning with the second annual payment. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.
(5)	The value of restricted stock and RSUs was determined by taking the aggregate fair market value of the shares of restricted stock or the shares underlying RSUs subject to accelerated vesting as of December 31, 2015. For additional information, please read the discussion under the heading “Compensation Discussion and Analysis — Long-Term Equity Incentives.”
(6)	This reflects 75% of Mr. Hewitt’s $118,500 annual payment, payable to his designated beneficiary. Ten annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2016.
(7)	This reflects 30% of the highest annual rate of salary paid to Mr. Hewitt in the five years preceding December 31, 2015. Ten annual payments would be made in this amount, with the first payment being made in 2017. All payment obligations are conditioned upon compliance with the consulting obligation and restrictive covenants described above.
(8)	This reflects 75% of Mr. Nelson’s $385,442 annual payment, payable to his designated beneficiary. Seven annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2016.
(9)	This reflects 50% of the highest annual rate of salary paid to Mr. Nelson in the five years preceding December 31, 2015. Seven annual payments would be made in this amount, with the first payment being made in 2017. All payment obligations are conditioned upon compliance with the consulting obligation and restrictive covenants described above.
(10)	This reflects 65% of Mr. Nelson’s $385,442 annual payment and has been reduced as described above because Mr. Nelson has not yet completed 20 years of service. Seven annual payments would be made in this amount, with the first payment being made in 2017. All payment obligations are conditioned upon compliance with the consulting obligation and restrictive covenants described above.

DIRECTORS’ COMPENSATION FOR FISCAL 2015

     Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that reflects the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

     Annual Compensation. Non-employee directors are paid a cash annual retainer of $75,000 and $2,000 for attendance at each Board or Committee meeting, plus $10,000 for attendance in person at a Board meeting held outside of the U.S. that requires international travel from his or her residence. In addition, directors receive reimbursement for customary travel expenses.

     In accordance with our 2013 Plan, and our Director Compensation and Deferred Stock Program adopted by our Board on December 4, 2008, non-employee directors also receive fully-vested common stock each fiscal quarter. For each of the four quarters in 2015, such directors received common stock with a fair value of $31,250 based on the per share closing price of our common stock on the date prior to grant.

     Our Director Compensation and Deferred Stock Program and 2013 Plan provide that each director may elect to receive all or a portion of his or her cash director compensation for the following year’s service in common stock. Messrs. Henning and Murphy and Ms. Choksi each elected to receive all or a portion of their respective 2015 cash director compensation in common stock.

     Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director. Each director other than Mses. Denison and Johnson Rice and Mr. Roubos elected to defer all of the common shares payable to them in 2015. Mrs. Johnson Rice elected to defer 50% of the common shares payable to her in 2015.

     Lead Independent Director and Committee Chairman Fees. The Chairs of our Committees and our Lead Independent Director receive the following additional annual fees in cash due to the workload and the additional responsibilities of their positions. Our Lead Independent Director receives an additional fee of $25,000 each year, which fee became effective on December 3, 2015 and was paid on a pro rata basis for fiscal 2015. The Chairs of our Audit, Compensation, Governance, Finance and Executive Committees receive an additional fee of $20,000 each year, as long as such Chair is not also an executive officer of Omnicom. The fees paid to the Chairs of our Finance, Governance and Executive Committees increased from $10,000 to $20,000 on December 3, 2015 and were paid on a pro rata basis for fiscal 2015. In 2015, the Chair of the Finance Committee, who is an executive officer of Omnicom, did not receive the $20,000 fee.

	Fees Earned
	or Paid in	Stock
Name of Director (1)	Cash ($)(2)	Awards ($)(3)	Total ($)
Alan R. Batkin	$133,000	$125,000	$258,000
Mary C. Choksi	$131,000	$125,000	$256,000
Robert Charles Clark	$125,000	$125,000	$250,000
Leonard S. Coleman, Jr.	$147,781	$125,000	$272,781
Errol M. Cook	$125,000	$125,000	$250,000
Susan S. Denison	$127,000	$125,000	$252,000
Michael A. Henning	$129,000	$125,000	$254,000
John R. Murphy	$159,000	$125,000	$284,000
John R. Purcell	$147,795	$125,000	$272,795
Linda Johnson Rice	$127,000	$125,000	$252,000
Gary L. Roubos	$159,000	$125,000	$284,000

(1)	Bruce Crawford is an executive officer of Omnicom and does not receive director compensation. In fiscal year 2015, Mr. Crawford received a base salary of $400,000 and a personal use of aircraft hours perquisite with an aggregate incremental cost to Omnicom of $49,746.

(footnotes continued on following page)

(2)	This column reports the amount of cash compensation earned in 2015 for Board and Committee service. The amounts shown include the following amounts, which Messrs. Henning and Murphy and Ms. Choksi elected to receive in common stock: Mr. Henning: $75,000; Mr. Murphy: $37,500; and Ms. Choksi: $75,000.
(3)	The amount reported in the “Stock Awards” column for each director reflects the aggregate grant date fair value of the stock granted in 2015, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the fair value of stock awards, refer to notes 2 and 9 to the consolidated financial statements contained in our 2015 10-K. The fair market value for each quarterly stock award was $31,250 for each individual reported in the table above.

     No Other Compensation. Directors received no compensation in 2015 other than that described above. We do not have a retirement plan for directors and they receive no pension benefits.

     Stock Ownership Requirement. The Board encourages stock ownership by directors and, in 2004, we adopted stock ownership guidelines for our directors. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of their joining the Board. As of December 31, 2015, each member of our Board was in compliance.

EQUITY COMPENSATION PLANS

     Our principal equity plan for employees is our 2013 Plan, which was approved by shareholders at our 2013 Annual Meeting of Shareholders and replaced all of our prior equity incentive plans. The Compensation Committee’s independent compensation consultant, Cook & Co., provided analysis and input on the 2013 Plan. As a result of the adoption of the 2013 Plan, no new awards may be made under any of Omnicom’s prior equity plans. Outstanding equity awards under prior plans, however, were not affected by the adoption of our 2013 Plan.

     The purpose of the 2013 Plan is to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom shareholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom shareholders. The 2013 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units.

     Persons eligible to participate in the 2013 Plan include all employees and consultants of Omnicom and its subsidiaries, members of our Board or, as applicable, members of the board of directors of a subsidiary, as determined by the committee administering the 2013 Plan (the “IAP Committee”). The IAP Committee is appointed by our Board, and currently is comprised of the members of our Compensation Committee. With respect to awards to independent directors, Omnicom’s Board administers the 2013 Plan.

     All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2015.

	Number of securities to	Weighted-average
	be issued upon exercise	exercise price of	Number of securities
	of outstanding options,	outstanding options,	remaining available
	warrants and rights	warrants and rights	for future issuance
Plan Category	(#)	($/shr)	(#)
Equity compensation plans approved by
security holders: 2013 Incentive
Award Plan and previously adopted
equity incentive plans (other than
our ESPP)	1,140,547	$28.86	31,635,829 (1)
Equity compensation plans approved
by security holders: ESPP Shares	—	—	8,966,234 (2)
Equity compensation plans not approved
by security holders	—	—	—
Total	1,140,547	$28.86	40,602,063

(1)	The maximum number of shares that may be issued under our 2013 Plan pursuant to awards granted after December 31, 2012 is 33,040,000. This number is subject to upward adjustment since awards granted under previously adopted plans (“Prior Plans”) that are forfeited or expire may be used again under the 2013 Plan. Any share of common stock that is subject to an option or stock appreciation right granted from our 2013 Plan is counted against this limit as one share of common stock for every one share of common stock granted. Any share of common stock that is subject to an award other than an option or stock appreciation right granted from the 2013 Plan is counted against this limit as 3.5 shares of common stock for every one share of common stock granted. The figure above includes 31,635,829 shares that may be issued under our 2013 Plan, which assumes that all securities available for future issuance are subject to options or stock appreciation rights. If all securities available for future issuance were subject to awards other than options or stock appreciation rights, this figure would be 9,038,808. Our 2013 Plan provides that we may no longer grant any awards under our Prior Plans. As of December 31, 2015, there were 1,140,547 stock options outstanding under our equity compensation plans (other than our ESPP) with a weighted-average exercise price of $28.86 and a weighted-average term of 3.84 years and 4,883,561 unvested full value shares outstanding under our equity compensation plans (other than our ESPP).
(2)	The ESPP is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate.

STOCK OWNERSHIP

     The following table sets forth certain information as of the close of business on April 1, 2016 (except as otherwise noted), with respect to the beneficial ownership of our common stock by:

•	each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;
•	each current director or nominee;
•	each named executive officer; and
•	all directors and executive officers as a group.

     The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, the address for each individual listed below is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

		Options	Total		Percent of
	Number of	Exercisable	Beneficial		Shares
Name	Shares Owned (1)	within 60 Days	Ownership		Outstanding (2)
Massachusetts Financial
Services Company (3)	19,439,933	—	19,439,933		8.1%
BlackRock, Inc. (4)	14,767,594	—	14,767,594		6.2%
The Vanguard Group (5)	14,403,412	—	14,403,412		6.0%
First Eagle Investment
Management, LLC (6)	12,605,718	—	12,605,718		5.2%
Philip Angelastro (7)	207,579	350,000	557,579		*
Alan R. Batkin	20,368	—	20,368		*
Mary C. Choksi	14,271	—	14,271		*
Robert Charles Clark (8)	32,714	—	32,714		*
Leonard Coleman, Jr.	26,878	—	26,878		*
Errol M. Cook	29,908	—	29,908		*
Bruce Crawford	151,450	—	151,450		*
Susan S. Denison	32,822	—	32,822		*
Michael A. Henning	53,759	—	53,759		*
Dennis Hewitt (9)	42,764	—	42,764		*
Deborah J. Kissire	501	—	501		*
John R. Murphy	53,157	—	53,157		*
Jonathan Nelson (10)	29,472	—	29,472		*
Michael O’Brien (11)	58,315	—	58,315		*
John R. Purcell (12)	34,718	—	34,718		*
Linda Johnson Rice	30,700	—	30,700		*
Gary L. Roubos	42,460	—	42,460		*
John Wren (13)	1,383,010	—	1,383,010		*
All directors and executive officers
as a group (20 persons)	2,279,711	350,000	2,629,711	(14)	1.1%

*	less than 1%.
(1)	This column lists voting securities, and securities the payout of which has been deferred at the election of the holder, including restricted stock held by executive officers. Except to the extent noted below, each

(footnotes continued on following page)

director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:

•	shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Batkin — 18,638 shares, Ms. Choksi — 14,271 shares, Mr. Clark —29,659 shares, Mr. Coleman — 14,630 shares, Mr. Cook — 29,659 shares, Ms. Denison — 31,263 shares, Mr. Henning — 49,260 shares, Ms. Kissire — 501 shares, Mr. Murphy — 35,208 shares, Mr. Purcell — 29,659 shares, and Mrs. Johnson Rice — 30,068 shares;
•	shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely Mr. Wren — 135,990 shares;
•	shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Angelastro — 1,258 shares, and Mr. Wren — 25,615 shares; and
(2)	The number of shares of common stock outstanding on April 1, 2016 was 239,011,453. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.
(3)	Stock ownership is as of December 31, 2014 and is based solely on a Schedule 13G/A filed with the SEC on February 12, 2016, by Massachusetts Financial Services Company (“MFS”). In the filing, MFS reported having sole voting power over 17,231,245 shares and sole dispositive power over 19,439,933 shares. MFS has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of MFS is 111 Huntington Avenue, Boston, MA 02199.
(4)	Stock ownership is as of December 31, 2015, and is based solely on a Schedule 13G/A filed with the SEC on February 10, 2016, by BlackRock, Inc. (“BlackRock”). In the filing, BlackRock reported having sole voting power over 12,636,541 shares and sole dispositive power over 14,767,594 shares. BlackRock has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)	Stock ownership is as of December 31, 2015, and is based solely on a Schedule 13G/A filed with the SEC on February 11, 2016, by The Vanguard Group (“Vanguard”). In the filing, Vanguard reported having sole voting power over 458,008 shares, shared voting power over 24,600 shares, sole dispositive power over 13,925,185 shares and shared dispositive power over 478,227 shares. Vanguard has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(6)	Stock ownership is as of December 31, 2015, and is based solely on a Schedule 13G filed with the SEC on February 5, 2016, by First Eagle Investment Management, LLC (“First Eagle”). In the filing, First Eagle reported having sole voting power over 12,224,156 shares and sole dispositive power over 12,605,718 shares. First Eagle has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of First Eagle is 1345 Avenue of the Americas, New York, NY 10105.
(7)	Includes 5,000 RSUs and 92,748 PRSUs granted to Mr. Angelastro pursuant to our 2013 Plan.
(8)	Includes 1,700 shares that are held in a joint account shared by Mr. Clark and his wife.
(9)	Includes 6,115 RSUs and 13,861 PRSUs granted to Mr. Hewitt pursuant to our 2013 Plan.
(10)	Includes 18,043 RSUs granted to Mr. Nelson pursuant to our 2013 Plan.
(11)	Includes 13,517 RSUs and 19,662 PRSUs granted to Mr. O’Brien pursuant to our 2013 Plan.
(12)	Includes 4,000 shares that are held by Mr. Purcell’s wife. Mr. Purcell disclaims beneficial ownership of shares held by his wife.
(13)	Includes 452,923 PRSUs granted to Mr. Wren pursuant to our 2013 Plan. Also includes 29,550 shares that are held by Grantor Retained Annuity Trust.
(14)	Includes 1,700 shares over which there are shared voting and investment power; and 9,400 shares of restricted stock.

AUDIT RELATED MATTERS

Fees Paid to Independent Auditors

     The following table shows information about fees billed by KPMG LLP and affiliates for professional services, as well as all “out-of-pocket” costs incurred in connection with these services, rendered for the last two fiscal years:

		Approved by		Approved by
	2015	Audit Committee	2014	Audit Committee
Audit Fees (1)	$20,402,000	100%	$21,522,700	100%
Audit-Related Fees (2)	$1,374,000	100%	$1,150,000	100%
Tax Fees (3)	$643,000	100%	$852,200	100%
All Other Fees (4)	$16,000	100%	$—
Total Fees	$22,435,000		$23,524,900

(1)	Audit Fees consist of fees for professional services for the audit or review of our consolidated financial statements and for the audit of our internal control over financial reporting or for audit services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees, including due diligence related to mergers and acquisitions and special procedures to meet certain statutory requirements.
(3)	Tax Fees consist primarily of fees for tax compliance including the review and preparation of statutory tax returns and other tax compliance related services.
(4)	All Other Fees consist of fees for permitted services performed in connection with training activities.

     In deciding to reappoint KPMG LLP to be our independent auditors for 2016, the Audit Committee considered KPMG LLP’s provision of services to assure that it was compatible with maintaining KPMG LLP’s independence. The Audit Committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

     The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services and all other permitted services were pre-approved in 2015.

Audit Committee Report

     The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

     In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2015 financial statements as of December 31, 2015. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

     Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2015 be included in its 2015 10-K.

Members of the Audit Committee
John R. Murphy, Chairman
Michael A. Henning, Vice Chairman
Mary C. Choksi
Robert Charles Clark
Errol M. Cook

ITEMS TO BE VOTED ON

Item 1 — Election of Directors

     Of the current 14 members of the Board, 12 have been nominated to continue to serve as directors for another year and two have submitted letters of resignation stating that they will resign as directors immediately prior to the 2016 Annual Meeting. All 12 director nominees have been recommended for election to the Board by our Governance Committee and approved and nominated for election by the Board.

     The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board prior to the meeting may select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

     In accordance with our By-laws, directors are elected by a majority of the votes cast. That means the nominees will be elected if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such nominee. For this purpose, broker non-votes will not count as a vote cast and will have no effect on the elections of directors. Our form of proxy permits you to abstain from voting “for” or “against” a particular nominee. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum but will not count as a vote cast and will have no effect on the election of directors. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

     If an incumbent nominee is not reelected, New York law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws and a policy adopted by the Board, such a director is required to promptly offer to tender his or her resignation to the Board. The Governance Committee of the Board then must consider whether to accept the director’s resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, publicly disclose its decision and the reasons for its decision. A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast. If the Board accepts a director’s resignation, the Board will then elect a replacement in accordance with the By-laws.

John D. Wren Age: 63 Director since 1993	Mr. Wren is President and Chief Executive Officer of Omnicom, a position he has held since January 1997. He was elected President in 1996 and named Chief Executive Officer in 1997. Under his direction, Omnicom has become one of the largest advertising, marketing and corporate communications companies in the world. Mr. Wren entered the advertising business in 1984, joining Needham Harper Worldwide as an executive vice president. As part of the team that created Omnicom in 1986, he was appointed Chief Executive Officer of Omnicom’s DAS Group of Companies division in 1990. In that position, he grew the DAS Group of Companies into Omnicom’s largest operating group, comprised of companies in a wide array of disciplines ranging from public relations to branding.

Bruce Crawford Age: 87 Director since 1989 Chairman of the Board, Chairman of the Finance Committee and Member of the Executive Committee	Mr. Crawford is Chairman of the Board of Omnicom, a position he has held since 1995. From 1989 to 1995, he served as Omnicom’s President and Chief Executive Officer and, from 1995 to 1997, he served as Omnicom’s Chairman and Chief Executive Officer. Mr. Crawford began his career in advertising in 1956 and, in 1963, he joined BBDO. He held a variety of high-level positions at BBDO, including that of President and Chief Executive Officer, a position he held from 1977 until 1985. Mr. Crawford is an Honorary Director of The Metropolitan Opera and Chairman Emeritus of Lincoln Center. He is also a Director of The Animal Medical Center.

Alan R. Batkin Age: 71 Director since 2008 Member of the Compensation and Finance Committees	Mr. Batkin is the Chairman and Chief Executive Officer of Converse Associates, Inc., a strategic advisory firm. From 2007 to 2012, he was the Vice Chairman of Eton Park Capital Management, L.P., a multi-disciplinary investment firm. From 1990 to 2007, he was Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. Additionally, Mr. Batkin is a director and member of the Audit and Nominating and Governance Committees of Hasbro, Inc. (listed on Nasdaq), a toy and game company, a director, member of the Audit and Compensation Committees and Presiding Director of Cantel Medical Corp. (listed on NYSE), a provider of infection prevention and control products in the healthcare market, and a director, Chairman of the Board and member of the Audit, Conflicts, Nominating, Governance and Compensation Committees of Pattern Energy Group, Inc. (listed on Nasdaq), an independent power company. Mr. Batkin also served as a director of Overseas Shipholding Group, Inc. during the last five years.

Mary C. Choksi Age: 64 Director since 2011 Member of the Audit and Finance Committees	Ms. Choksi is a founding partner and Senior Advisor of Strategic Investment Group, an investment management enterprise founded in 1987 which designs and implements global investment strategies for large institutional and individual investors. Ms. Choksi was also a founder and, until May 2011, a Managing Director of Emerging Markets Management LLC, which manages portfolios of emerging market equity securities, primarily for institutional investors. Prior to 1987, Ms. Choksi worked in the Pension Investment Division of the World Bank. In addition, Ms. Choksi is a director and member of the Audit and Governance Committees of Avis Budget Group (listed on Nasdaq), a leading rental car supplier, and a trustee of a number of funds in the Franklin Funds family.

Robert Charles Clark Age: 72 Director since 2002 Vice Chairman of the Governance Committee and member of the Audit Committee	Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School, a position he has held since 2003. His research and teaching interests are centered on corporate governance. Previously, he was Dean and Royall Professor of Law at Harvard Law School from July 1989 through June 2003. He has served as a professor of law at Harvard Law School since 1978, and prior to that, was a tenured professor at Yale Law School. His concentration was corporate law. In addition, Mr. Clark was an associate at Ropes & Gray from 1972 to 1974. Mr. Clark is a director and member of the Audit and Nominating & Governance Committees of Time Warner Inc. (listed on NYSE), a media and entertainment company. Mr. Clark is also a member of the Board of Trustees of Teachers Insurance and Annuity Association (TIAA), a pension fund serving the higher education community.

Leonard S. Coleman, Jr. Age: 67 Director since 1993 Lead Independent Director, Chairman of the Executive Committee and Member of the Compensation and Governance Committees	Mr. Coleman was Senior Advisor, Major League Baseball, from 1999 through 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director, Chairman of the Corporate Governance Committee and member of the Compensation Committee of Avis Budget Group (listed on Nasdaq), a leading rental car supplier. Mr. Coleman also serves as a director and member of the Compensation and Nominating and Governance Committees of Electronic Arts Inc. (listed on Nasdaq), a company that develops, markets, publishes and distributes video games, and as a director and member of the Audit, Compensation and Nominating and Governance Committees of Aramark Corporation (listed on NYSE), a company operating in the food and facilities services, uniform, and medical technology maintenance industries. Mr. Coleman also served as a director of Churchill Downs Inc. and H.J. Heinz Corporation during the last five years. Additionally, Mr. Coleman was previously a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as Commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was also the Vice Chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. He has also served as President of the Greater Newark Urban Coalition and worked in a management consulting capacity throughout Africa.

Susan S. Denison Age: 70 Director since 1997 Vice Chairman of the Compensation Committee and member of the Governance Committee	Ms. Denison is a former partner of Cook Associates, a retained executive search firm, a position she held from June 2001 to April 2015. Ms. Denison has more than twenty years of senior executive experience within the Media, Entertainment and Consumer Products Industries. She formerly served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She has also served as Executive Vice President, Entertainment and Marketing for Madison Square Garden, Executive Vice President and General Manager at Showtime Networks’ Direct-To-Home Division, Vice President, Marketing for Showtime Networks and Senior Vice President, Revlon. In addition, Ms. Denison previously held marketing positions at Charles of the Ritz, Clairol and Richardson-Vicks.

Michael A. Henning Age: 75 Director since 2003 Vice Chairman of the Audit Committee and member of the Compensation Committee	Mr. Henning served in various capacities with Ernst & Young from 1961 to 2000, including Deputy Chairman of Ernst & Young LLP from December 1999 to October 2000 and Chief Executive Officer of Ernst & Young International from September 1993 to December 1999. He also serves as a director, Chairman of the Audit Committee and member of the Compensation, Nominating & Corporate Governance, Safety, and Strategic Planning Committees of Landstar System, Inc. (listed on Nasdaq), a transportation and logistics services company. In addition, he serves as a director and Chairman of the Audit Committee of Black Diamond, Inc. (listed on Nasdaq), a manufacturer and distributor of outdoor, snow sports and lifestyle products worldwide. Mr. Henning has also served as a director of CTS Corporation during the last five years.

Deborah J. Kissire Age: 58 Director since 2016 Member of the Audit Committee	Ms. Kissire held multiple senior leadership positions at Ernst & Young during her career from 1979 to 2015, serving most recently as Vice Chair and Regional Managing Partner, member of the Americas Executive Board and member of the Global Practice Group. Other positions held include the U.S. Vice Chair of Sales and Business Development and National Director of Retail and Consumer Products Tax Services. Throughout her career at Ernst & Young, Ms. Kissire’s leadership skills and vision were leveraged for strategic firm initiatives and programs such as their Partner Advisory Council, Strategy Task Force, Gender Equity Task Force, Vision 2000 Sales Task Force, and global Vision 2020. Ms. Kissire also serves as a director and Chair of the Audit Committee of Cable One, Inc. (listed on NYSE), a company that provides customers with cable television, high-speed Internet and telephone services.

John R. Murphy Age: 82 Director since 1996 Chairman of the Audit Committee and member of the Finance and Executive Committees	Mr. Murphy is a former Trustee of National Geographic Society, a position he held from January 2012 to June 2015. From March 1998 until January 2012, Mr. Murphy was Vice Chairman of National Geographic Society and from May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He has also served as a member of the Board and on the Finance and Nominating Committees of National Geographic Society. Mr. Murphy also served as the Chief Executive Officer of the Baltimore Sun, as well as in positions as a publisher and editor at the San Francisco Examiner and the Atlanta Constitution. Mr. Murphy previously served as a trustee, Co- Chairman of the Board and member of the Audit Committee of the PNC Mutual Funds and Co-Chairman of the Board of the PNC Alternative Fund. In addition, Mr. Murphy is a trustee of Mercer University and was a past president of the U.S. Golf Association.

John R. Purcell Age: 84 Director since 1986 Chairman of the Governance Committee and member of the Finance and Executive Committees	Mr. Purcell is Chairman and Chief Executive Officer of Grenadier Associates Ltd., a private equity firm. Mr. Purcell formerly served as Chief Executive Officer of SFN Cos. Inc., as Executive Vice President of CBS, Inc., as Senior Vice President Operations and Chief Financial Officer of Gannett Co., Inc. and as Chairman of Donnelley Marketing, Inc., a database direct marketing firm.

Linda Johnson Rice Age: 58 Director since 2000 Member of the Compensation and Governance Committees	Mrs. Johnson Rice is Chairman of Johnson Publishing Company, Inc., a multi-media company. She joined that company in 1980, became Vice President in 1985, was elected President and Chief Operating Officer in 1987, became Chairman and Chief Executive Officer in 2008 and became Chairman in 2010. In addition, Mrs. Johnson Rice is a director of Kimberly-Clark Corporation (listed on NYSE), of which she is a member of the Audit Committee.

The Board UNANIMOUSLY recommends that shareholders vote FOR all nominees.

Item 2 — Ratification of the Appointment of Independent Auditors

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2016. We are submitting the selection of our independent auditors for shareholder ratification at the 2016 Annual Meeting. KPMG LLP has been our independent auditor since June 2002.

     Representatives of KPMG LLP are expected to be present at the 2016 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

     The Board UNANIMOUSLY recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Item 3 — Advisory Vote to Approve Executive Compensation

     In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking shareholders to approve an advisory resolution on the compensation of the Company’s named executive officers as reported in this Proxy Statement. Five years ago, the Board recommended that this advisory vote to approve named executive officer compensation be conducted annually and shareholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve named executive officer compensation is expected to occur at our annual shareholders meeting in 2017.

     Our executive compensation programs are designed to support the Company’s long-term success. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	attract, motivate and retain the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package;
•	support talent development in a rapidly evolving industry;
•	maintain a balanced approach to building long-term shareholder value that does not overemphasize a single metric; and
•	ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

     For each NEO, the majority of his total compensation was variable and based on performance. With respect to our Chief Executive Officer, over 95% of his total compensation was variable and based on performance and almost 43% is also contingent upon the future performance of the Company.

2015 CEO Compensation

     We urge shareholders to read the “Compensation Discussion and Analysis” above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative above, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to our success.

     We are asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting.

     RESOLVED, that the shareholders of Omnicom Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2015 and the other related tables and disclosure.

     This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

     The Board UNANIMOUSLY recommends that shareholders vote FOR the advisory resolution on executive compensation.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Item 4 — Shareholder Proposal Requiring Annual Disclosure of EEO-1 Data

     Representatives of the New York City Comptroller (the “Comptroller”), on behalf of the New York City Pension Funds, 1 Centre Street, New York, NY 10007, have advised that the New York City Pension Funds are the beneficial owner of 474,402 shares of Omnicom common stock and that the Comptroller intends to introduce a proposal for the consideration of shareholders at the 2016 Annual Meeting, the text of which reads as follows.

     RESOLVED: Shareholders request that the Board of Directors adopt and enforce a policy requiring Omnicom Group Inc. (“Omnicom,” or the “Company”) to disclose annually its EEO-1 data — a comprehensive breakdown of its workforce by race and gender according to 10 employment categories — on its website, beginning in 2016.

Supporting Statement

     Despite federal and state laws forbidding employment discrimination on the basis of race, allegations of racial discrimination persists in some industries; and in recent years, a number of companies have agreed to pay millions of dollars to settle allegations of racial discrimination.

     The advertising industry, of which the Company is a part, is characterized by the persistent and pervasive underrepresentation of minorities, particularly in senior positions. A recent study entitled, “Research Perspectives on Race and Employment in the Advertising Industry” (Bendick and Egan Economic Consultants, Inc. 2009), found that:

•	Racial disparity is 38% worse in the advertising industry than in the overall U.S. labor market;
•	The “discrimination divide” between advertising and other U.S. industries is more than twice as wide as it was 30 years ago;
•	Black college graduates working in advertising earn 80 cents for every dollar earned by their equally-qualified White counterparts;
•	About 16% of large advertising firms employ no Black managers or professionals, a rate 60% higher than in the overall labor market; and
•	Black managers and professionals in the industry are one-tenth as likely as their White counterparts to earn $100,000 a year.

     Numerous studies have found that workplace diversity provides a competitive advantage by generating diverse, valuable perspectives, creativity and innovation, increased productivity and morale, while eliminating the limitations of “groupthink.”

     Omnicom provides disclosures that are inadequate to satisfy the proposal. Reporting that “multicultural professionals make up 17% of U.S. managers” does not distinguish between those at the mid- and senior-level managerial positions or account for any distribution across race and gender.

     Federal law requires companies with 100 or more employees to annually submit an EEO-1 Report to the Equal Employment Opportunity Commission. The report profiles a company’s workforce by race and gender according to 10 job categories, including senior management.

     Disclosure of the Company’s EEO-1 data would allow shareholders to benchmark and evaluate the effectiveness of its efforts to increase the diversity of its workforce throughout its ranks, and at minimal cost. In addition, we believe full disclosure of the Company’s EEO-1 data would drive management and the Board to pursue continuous improvements in the Company’s diversity programs, fully integrate diversity into its culture and practices, and strengthen its reputation and accountability to shareholders.

     The proposal does not limit the Company from providing more detailed quantitative and qualitative disclosures where appropriate. We also encourage the Company to describe the steps it is taking and the challenges it faces in moving forward to achieve its diversity plans and goals.

The Board’s Statement in Opposition

     The Board of Directors has considered this proposal and concluded that its adoption is unnecessary in light of Omnicom’s existing and active commitment to diversity. Accordingly, the Board UNANIMOUSLY recommends a vote AGAINST this proposal for the following reasons.

The Company agrees with and has a team of 12 full-time professionals actively implementing programs that support the principles of this proposal

     Omnicom agrees with the proponent that workplace diversity creates value for the Company, enhances the quality of work we create for clients and fosters a positive corporate culture. We believe a workforce reflecting the demographics of our society is better poised to create effective campaigns for our clients that resonate with a diverse population. With our global presence, we believe it is important that our workforce reflects our global community. We are committed to recruiting and retaining the best talent from diverse backgrounds, experiences and perspectives and have implemented key programs and initiatives to ensure we deliver on this commitment:

•	Omnicom created the role of Senior Vice President and Chief Diversity Officer at our corporate office in 2009, reporting directly to the CEO, and this role has since been expanded throughout our Company. Our individual networks now employ their own Directors of Diversity or Chief Diversity Officers, and throughout Omnicom and its networks, 12 professionals are dedicated full-time to overseeing and advancing diversity and inclusion efforts at every level of our organization.

•	Our Omnicom Professional Employee Network (OPEN), led by 10 senior-level Chief Diversity Champions, meets quarterly to share best practices and develop tools to efficiently and effectively incorporate diversity and inclusion initiatives at Omnicom offices.
•	Omnicom’s commitment to diversity begins with its Board of Directors which includes four women and two African Americans, including Leonard S. Coleman, Jr., our Lead Independent Director.
•	Omnicom and members of our management team have been recognized for diversity initiatives. Our Chief Executive Officer, John Wren, was honored as a pioneer and supporter of diversity by the American Advertising Federation at their 2013 Diversity Achievement and Mosaic Awards, and Omnicom Group was recognized as a Diversity Pioneer at the 2012 Diversity Achievement and Mosaic Awards. Our Senior Vice President and Chief Diversity Officer was recognized as the 2015 Global Diversity Champion by the European Diversity Awards.
•	Omnicom supports ADCOLOR, a network of outstanding diverse professionals and champions of diversity and inclusion. At the annual ADCOLOR Conference and Awards, diverse professionals at all levels within the industry are honored for their personal contributions and efforts to open doors for other high-potential, diverse professionals.
•	Omniwomen is a global initiative, launched in April 2014, intended to serve as a catalyst to increase the influence and number of women leaders across the Omnicom networks. Leading this initiative are the most senior women executives across Omnicom and its agencies.
•	Omnicom has taken an active role in developing supplier diversity. In connection with the Omnicom Supplier Diversity Initiative, we created the Omnicom Supplier Diversity Database in order to expand access to diverse suppliers across our global network of agencies. The database is a resource that spurs collaboration with clients and suppliers and currently includes more than 1,300 minority- and women-owned vendors. By successfully utilizing these mutually beneficial business relationships, we help meet the diversity goals that we have set for Omnicom as well as those of our clients.

The Company already publishes similar diversity statistics on its website

     Omnicom already shares the following key diversity statistics on its website:

•	Multicultural professionals make up 18% of U.S. managers.
•	The U.S. professional talent base is 28% multicultural.
•	Women make up 54% of U.S. managers.
•	Of the approximately 23,000 U.S. employees who are professionals and managers, 24% are multicultural, 54% are women, and only 35% are white men.

     Omnicom believes that these statistics clearly reflect the value Omnicom places on workplace diversity and the strength of its efforts to promote professional opportunities for women and minorities.

The proposal requests release of information that would not be informative and could harm the Company

     Form EEO-1 requires us to categorize our workforce by gender and race according to certain Equal Employment Opportunity Commission-mandated job categories that do not account for any company or industry specific factors. It is designed to yield generalized data across all categories of private employers rather than information specific to Omnicom or comparable companies in the advertising industry. For these reasons, EEO-1 data is neither informative nor is it a reliable measure of our commitment to equal opportunity employment. We do not believe that disclosing it will meaningfully further the goal of workplace diversity. To the contrary, this information, which is susceptible to misinterpretation, could be manipulated by those with interests adverse to Omnicom’s and harm the Company.

     For the above reasons, the Board of Directors does not believe that it is in the best interests of Omnicom, its employees or its shareholders to adopt this proposal. Doing so is unnecessary in light of Omnicom’s existing and active commitment to diversity.

     For these reasons, the Board of Directors UNANIMOUSLY urges shareholders to vote AGAINST the proposal requiring annual disclosure of EEO-1 data.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Item 5 — Shareholder Proposal Requiring an Independent Board Chairman

     John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised that he is the beneficial owner of no less than 100 shares of Omnicom common stock and that he intends to introduce a proposal for the consideration of shareholders at the 2016 Annual Meeting, the text of which reads as follows.

Proposal 5 — Independent Board Chairman

     Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

     This proposal topic won 54% shareholder support at our Company in 2015 — an outstanding result.

     It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

     A Board of Directors is less likely to provide rigorous independent oversight of management if the Chairman is an insider, as is the case with our Company. Transitioning to a Board Chairman who is independent of our Company and its management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

     According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009).

     An NACD Blue Ribbon Commission on Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that position.

     A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

     An independent director serving as chairman can help ensure the functioning of a more effective board of directors. Please vote to enhance shareholder value:

Independent Board Chairman — Proposal 5

The Board’s Statement in Opposition

     The Board of Directors has considered this proposal and concluded that its adoption is not in the best interests of shareholders in light of the Company’s separation of its Chairman and CEO roles and robust Lead Independent Director duties. Accordingly, the Board UNANIMOUSLY recommends a vote AGAINST this proposal for the following reasons.

The Company’s current leadership structure is in the best interests of its shareholders

     Omnicom strives to maintain high corporate governance standards. The Company has maintained separate Chairman and CEO roles since 1997, and we treat those positions as separate and distinct. We regularly assess our leadership structure and after careful consideration, continue to believe that the current structure is appropriate and in the best interests of the Company and its shareholders, who benefit from the combined leadership, judgment, knowledge and experience of our Chairman, Bruce Crawford, and our CEO, John Wren.

     As stated in our Corporate Governance Guidelines, the Board is elected to oversee the management of the Company, while senior management is responsible for the oversight of the day-to-day business of the Company. We believe that our current leadership structure allows our CEO to focus on running the Company, while our Chairman leads the Board in its oversight and advisory roles. Separating the positions of Chairman and CEO provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

     Pursuant to our By-laws, the Board is responsible for filling the positions of Chairman and CEO with the persons the Board deems qualified, and for removing and replacing such persons as and when the Board deems necessary or appropriate. The Board regularly reviews Omnicom’s leadership structure and may consider modifying the structure if it deems it appropriate given facts and circumstances at the time. Currently, the Board believes that having Mr. Crawford as Chairman and Mr. Wren as CEO is the most effective leadership structure for the Company. Our Chairman has more than 50 years of experience in the advertising industry, serving in a variety of high-level positions at Omnicom and BBDO, including 8 years as Omnicom’s CEO. This experience makes him uniquely well positioned to provide our current CEO with guidance, advice and counsel regarding Omnicom’s business, operations and strategy.

     We believe that adopting a policy that requires an independent Chairman would unduly restrict the Board in determining the leadership structure that is in the best interests of the Company and its shareholders at any particular point in time. The Board has deep knowledge of the strategic goals of the Company, the unique opportunities and challenges facing the Company at any given time, and the various capabilities of the Company’s directors and senior management. Rather than imposing a “one-size fits all” approach to Board leadership, we believe that the Board is well positioned to determine the most effective leadership structure for the Company and its shareholders.

We have established a Lead Independent Director position that provides an effective counterbalance and enhances accountability

     Our independent directors annually elect a Lead Independent Director. Leonard S. Coleman was newly elected to the position in December 2015. The Board also significantly enhanced the responsibilities of our Lead Independent Director and more clearly defined the role to strengthen the Board’s independent oversight of management. The Lead Independent Director would typically also serve as a member of the Governance Committee and, as such, participate in director and CEO succession planning. In addition to the responsibilities of all directors, the other duties of this position include:

•	Preside at executive sessions of the independent directors;
•	Preside at all meetings of the Board at which the Board Chairman is not present;
•	Serve as principal liaison between the independent directors and the Board Chairman and CEO;
•	Oversee the annual Board and committee evaluations;
•	Participate in developing agendas for Board meetings, with the authority to add agenda items;
•	Approve the schedule of Board meetings;
•	Advise the Board Chairman as to the quality, quantity and timeliness of information provided to the Board;
•	Engage and consult with shareholders as part of our shareholder engagement process; and
•	Perform such other duties as the Board may from time to time delegate.

The proposal is not necessary to ensure effective oversight of management and accountability to shareholders

     We believe that the Board’s oversight and accountability are effectively maintained through the composition of the Board, the role of independent Board committees and our corporate governance practices. For instance, we have a number of key corporate governance measures in place to see that our Board acts independently and to ensure full accountability to our shareholders, including the following:

•	Majority independent Board — currently 12 of the 14 members of our Board are independent, as defined by the NYSE listing standards and applicable SEC rules.
•	Lead Independent Director serving in a clearly defined role with meaningful responsibility.
•	Annual director elections.
•	Annual Board and Board committee assessments to evaluate effectiveness.
•	Majority voting policy in uncontested elections.
•	Fully independent key Board committees.

     For these reasons, the Board of Directors UNANIMOUSLY urges shareholders to vote AGAINST the proposal requiring the establishment of an independent board chairman. Please refer to the letter from our Lead Independent Director at the beginning of this proxy statement, which discusses specific actions taken in response to a similar shareholder proposal last year.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

INFORMATION ABOUT VOTING AND THE MEETING

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

     More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2016 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

     In order to obtain approval of the election of any nominee as a director when the number of nominees equals the number of directors to be elected, assuming a quorum exists, a director nominee must receive a majority of the votes cast with respect to such nominee, meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will not be considered as votes cast and will have no effect on the election of directors. In order to ratify the appointment of KPMG LLP as our independent auditors, approve, on an advisory basis, the resolution on the Company’s executive compensation, and approve the shareholder proposals described in the proxy, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voting on the proposal is required. Abstentions and broker non-votes will not be considered as voting on the proposals, and thus will have no effect on the outcome of items 2, 3, 4 and 5.

Voting

     You can vote your shares by proxy card, through the Internet, by telephone or in person. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, your shares will be voted as described below in the section entitled “Default Voting.”

     Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our ESPP, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Thursday, May 19, 2016. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the ESPP, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting by Street Name Holders

     If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

     Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the ratification of the appointment of KPMG LLP as our independent auditors, but not on the election of directors, the advisory resolution on the Company’s executive compensation, the shareholder proposal requiring annual disclosure of EEO-1 data or the shareholder proposal requiring an independent Board Chairman.

“Default” Voting

     If you submit a proxy, whether through the Internet, by telephone or by using the proxy card, but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of KPMG LLP, FOR the advisory resolution on the Company’s executive compensation, AGAINST the shareholder proposal requiring annual disclosure of EEO-1 data and AGAINST the shareholder proposal requiring an independent Board Chairman. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Right to Revoke

     If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2016 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the 2016 Annual Meeting and voting in person. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

     Wells Fargo Bank, N.A. will act as inspectors at the 2016 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

     Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2015.

Transactions with Related Persons

     We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

     Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2015, or any such material transactions proposed to be entered into during 2016, with the following exception. Mr. Wren’s brother, Christopher Wren, is employed as the Global Director of Financial Systems for Rapp, a subsidiary of Omnicom. In 2015, his total compensation was $211,211, including salary, bonus and other benefits.

Expense of Solicitation

     We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist in the solicitation of proxies. For these services, we will pay Morrow & Co. a fee of approximately $10,500 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

     To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Executive Compensation: Compensation Committee Report” and “Audit Related Matters: Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Availability of Certain Documents

     This Proxy Statement and our 2015 Annual Report to Shareholders are available, beginning April 14, 2016, on our website at http://investor.omnicomgroup.com. You may also access our Proxy Statement and our 2015 Annual Report to Shareholders at https://materials.proxyvote.com/681919. You also may obtain a copy of this document, our 2015 Annual Report to Shareholders, our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance, Finance, Executive and Qualified Legal Compliance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available after being approved by the Board through our website at http://www.omnicomgroup.com. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

     If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2015 Annual Report to Shareholders to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2015 Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report to Shareholders, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary or by calling our Corporate Secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Report to Shareholders and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Shareholder Communications with Board Members

     Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the outside directors, the Chairs of our Audit, Compensation, Finance, Governance and Executive Committees or any individual director (including our Lead Independent Director who presides over the executive sessions of our independent non-management directors) on board-related issues by writing to such director, the Committee Chair or to the outside directors as a group c/o Corporate Secretary at Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022. The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2017 ANNUAL MEETING

     Any shareholder who wishes to present a proposal for inclusion in next year’s proxy statement and form of proxy under Rule 14a-8 must deliver the proposal to our principal executive offices no later than the close of business on December 15, 2016. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

     For proposals or director nominations submitted outside the process of Rule 14a-8, our By-laws require that written notice of the proposal or nomination be provided to our Corporate Secretary no less than 60 days prior to the date set for the 2017 Annual Meeting. In order for a nomination for director or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information as to such nominee and shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director or approval of such proposal and such solicitation were one to which Rules 14a-3 to 14a-12 under the Exchange Act, apply.

     In addition, our By-laws provide a proxy access right permitting certain of our shareholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least 3 years to submit nominations via the Company’s proxy materials for up to 20% of the directors then serving, but not less than two. Notice of proxy access director nominations for the 2017 annual meeting of shareholders must be delivered to our principal executive offices no earlier than November 15, 2016 and no later than the close of business on December 15, 2016. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. In addition, the notice must set forth the information required by our By-laws with respect to each proxy access director nomination that a stockholder intends to present at the 2017 annual meeting of shareholders.

     A copy of the applicable By-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC and our By-laws make clear, submitting a proposal or nomination does not guarantee its inclusion.

MICHAEL J. O’BRIEN
Secretary

New York, New York
April 14, 2016

ANNEX A

     We present financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”) and adjustments to the GAAP presentation (“Non-GAAP”), which we believe are meaningful for understanding our performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies.

     We define free cash flow (a non-GAAP financial measure) as net income plus depreciation, amortization, share based compensation expense plus/(less) other non-cash items to reconcile to net cash provided by operating activities. Free cash flow is one of the metrics used by us to assess our sources and uses of cash and is meaningful to investors for this same purpose.

     Our method of calculating free cash flow may differ from methods used by other companies and, accordingly, may not be comparable to such other companies. See the reconciliation of free cash flow to net income, the most directly comparable GAAP measure, below.

Reconciliation of Free Cash Flow to Net Income

	Full Year
	2015	2014
Net Income	$1,203.4	$1,233.1
Depreciation and Amortization Expense	291.1	294.4
Share-Based Compensation Expense	99.4	93.5
Other Items to Reconcile to Net Cash Provided
by Operating Activities, net	20.8	(38.3)
Free Cash Flow	$1,614.7	$1,582.7

     We define after tax reported operating income (a non-GAAP financial measure) as reported operating income less income taxes calculated using the effective tax rate for the applicable period. We use after tax reported operating income as a measure of after tax operating performance as it excludes the after tax effects of financing and investing activities on results of operations.

     Our method of calculating after tax reported operating income may differ from methods used by other companies and, accordingly, may not be comparable to such other companies. See the reconciliation of after tax reported operating income to reported operating income, the most directly comparable GAAP measure, below.

Reconciliation of After Tax Reported Operating Income to Reported Operating Income

	Full Year
	2015	2014
Reported Operating Income	$1,920.1	$1,944.1
Effective Tax Rate for the applicable period	32.8%	32.8%
Income Taxes on Reported Operating Income	629.8	637.7
After Tax Reported Operating Income	$1,290.3	$1,306.4